EXHIBIT 99.1
180 Connect Inc.
Index to Consolidated Financial Statements

Page
Financial Statements
Unaudited Consolidated Balance Sheets as of June 30, 2007 and December 31, 2006	F-2
Unaudited Consolidated Statements of Operations and Comprehensive Loss for the three and six months ended June 30, 2007 and 2006	F-3
Unaudited Consolidated Statement of Shareholders’ Equity (Deficiency) as of June 30, 2007 and December 31, 2006	F-4
Unaudited Consolidated Statements of Cash Flows for the three and six months ended June 30, 2007 and 2006	F-5
Unaudited Notes to Consolidated Financial Statements	F-6

Report of Independent Registered Public Accounting Firm	F-18
Consolidated Balance Sheets as of December 31, 2006 and 2005	F-19
Consolidated Statements of Operations and Comprehensive Loss for the year ended December 31, 2006 and for the periods from December 26, 2004 to December 31, 2005 and from December 28, 2003 to December 25, 2004
F-20
Consolidated Statements of Shareholders’ Equity (Deficiency) as of December 31, 2006 and 2005	F-21
Consolidated Statements of Cash Flows for the year ended December 31, 2006 and for the periods from December 26, 2004 to December 31, 2005 and from December 28, 2003 to December 25, 2004	F-22
Notes to Consolidated Financial Statements	F-23

Consolidated Financial Statements
180 Connect Inc.
Consolidated Balance Sheets
(in United States Dollars)
(Unaudited)

	June 30, 2007	December 31, 2006
	(Restated - Note 5)	(Restated - Note 5)
Assets (Note 5)
Current Assets
Cash and cash equivalents	$358,952	$2,904,098
Accounts receivable (less allowance for doubtful accounts of $3,051,568 and $2,506,637, respectively)	41,000,390	48,934,952
Inventory	14,764,500	15,816,148
Restricted cash	11,859,300	14,503,000
Prepaid expenses and other assets	3,795,276	7,910,255

TOTAL CURRENT ASSETS	71,778,418	90,068,453

Property, plant and equipment	31,942,263	34,882,890
Goodwill	11,034,723	11,034,723
Customer contracts, net	23,232,010	25,072,756
Deferred tax asset	241,608	—
Other assets	4,723,854	4,384,750

TOTAL ASSETS	$142,952,876	$165,443,572

Liabilities and Shareholders’ Equity (Deficiency)
Current liabilities
Accounts payable and accrued liabilities	$61,805,038	$78,686,245
Current portion of long-term debt	35,099,533	26,502,096
Fair value of derivative financial instruments	7,641,744	4,065,729
Current portion of capital lease obligations	11,823,226	13,033,104

TOTAL CURRENT LIABILITIES	116,369,541	122,287,174

Income tax liability	352,212	—
Long-term debt	8,468,683	12,264,621
Convertible debt	5,538,582	6,276,584
Long-term portion of capital lease obligations	13,398,114	15,213,112

TOTAL LIABILITIES	144,127,132	156,041,491

Commitments and contingencies (Notes 5, 6 and 14)

Shareholders’ Equity (Deficiency)
Share capital (27,356,034 and 24,476,626 shares issued and outstanding, respectively)	72,174,838	66,397,608
Contributed surplus	22,038,343	22,188,707
Paid in capital	—	3,286,967
Retained earnings (deficit)	(95,872,467)	(82,956,231)
Accumulated other comprehensive income	485,030	485,030

TOTAL SHAREHOLDERS’ EQUITY (DEFICIENCY)	(1,174,256)	9,402,081

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$142,952,876	$165,443,572

See accompanying notes

180 Connect Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in United States Dollars)
(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Revenue	$87,908,770	$75,583,830	$181,094,332	$149,337,387
Expenses
Direct expenses	79,413,481	68,308,041	164,938,954	137,378,253
General and administrative	4,709,976	5,049,115	9,747,977	9,311,830
Foreign exchange loss (gain)	(51,820)	(10,303)	(40,682)	3,502
Restructuring costs	—	—	275,000	392,879
Depreciation	2,771,909	3,254,872	5,516,703	6,580,330
Amortization of customer contracts	920,370	939,077	1,840,746	1,859,453
Interest expense	3,234,850	2,377,725	6,211,018	4,026,957
(Gain) loss on sale of investments and assets	427,442	86,291	499,220	(1,250,163)
(Gain) loss on change in fair value of derivative liabilities	1,903,270	2,051,968	4,689,661	1,165,575

Loss from continuing operations before income tax expense	(5,420,708)	(6,472,956)	(12,584,265)	(10,131,229)
Income tax expense (recovery)	178,444	(34,000)	252,444	38,800

Loss from continuing operations	(5,599,152)	(6,438,956)	(12,836,709)	(10,170,029)
Loss from discontinued operations, net of income taxes of nil	(68,016)	(744,188)	(79,527)	(1,337,795)

Net loss and comprehensive loss for the period	$(5,667,168)	$(7,183,144)	$(12,916,236)	$(11,507,824)

Loss per share from continuing operations:
Basic	$(0.21)	$(0.26)	$(0.50)	$(0.42)
Diluted	$(0.21)	$(0.26)	$(0.50)	$(0.42)
Net loss per share:
Basic	$(0.21)	$(0.29)	$(0.50)	$(0.47)
Diluted	$(0.21)	$(0.29)	$(0.50)	$(0.47)

Weighted average number of shares outstanding — basic	26,742,298	24,426,277	25,618,320	24,325,497
Weighted average number of shares outstanding — diluted	26,742,298	24,426,277	25,618,320	24,325,497
See accompanying notes

180 Connect Inc.
Consolidated Statements of Shareholders’ Equity (Deficiency)
(in United States Dollars)
(Unaudited)

					Accumulated
				Retained	Other
		Contributed		Earnings	Comprehensive
	Share Capital	Surplus	Paid in Capital	(Deficit)	Income (Loss)	Total
Balance, December 31, 2006	$66,397,608	$22,188,707	$3,286,967	$(82,956,231)	$485,030	$9,402,081
Issuance on exercise of stock options for cash	179,773	(150,364)				29,409
Issuance on exercise of warrants for cash	17,260					17,260
Issuance on exercise of convertible debt	2,293,230			—		2,293,230
Exercise of warrants on long-term debt	3,286,967		(3,286,967)			—
Loss from operations				(12,916,236)		(12,916,236)

Balance, June 30, 2007	$72,174,838	$22,038,343	$—	$(95,872,467)	$485,030	$(1,174,256)

See accompanying notes

180 Connect Inc.
Consolidated Statements of Cash Flows
(in United States Dollars)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Cash provided by (used in) the following activities:
Operating
Loss from continuing operations	$(5,599,152)	$(6,438,956)	$(12,836,709)	$(10,170,029)
Add (deduct) items not affecting cash:
Depreciation and amortization	3,692,279	4,193,949	7,357,449	8,439,783
Non-cash interest expense	1,096,751	856,518	2,185,124	1,116,390
Stock-based compensation	—	—	—	91,214
Loss on change in fair value of derivative liabilities	1,903,270	2,051,968	4,689,661	1,165,575
(Gain) loss on sale of investments and assets	427,442	86,291	499,220	(1,250,163)
Other	35,755	3,432	39,926	2,145
Changes in non-cash working capital balances related to operations:
Accounts receivable	(5,797,950)	(1,110,499)	7,934,562	18,278,851
Inventory	391,991	5,440,290	1,051,648	7,527,233
Other current assets	498,265	(46,612)	(380,149)	113,694
Insurance premium deposits	2,408,595	(2,301,808)	4,605,732	(2,301,808)
Other assets	(269,999)	(53,872)	(1,372,063)	20,702
Restricted cash	1,162,263	6,980	2,643,700	247,366
Accounts payable and accrued liabilities	385,620	447,517	(17,293,338)	(15,737,129)
Operating cash flows from discontinued operations	60,200	658,836	(60,507)	(1,057,015)

Total cash provided by (used in) operating activities	274,930	2,476,362	(935,744)	6,486,809

Investing
Purchase of property, plant and equipment	(992,766)	(359,021)	(1,692,108)	(1,461,461)
Net proceeds from disposition of investments	—	—	—	1,327,693
			[a]a [a]
Total cash used in investing activities	(992,766)	(359,021)	(1,692,108)	(133,768)

Financing
Repayment of capital lease obligations	(3,993,907)	(4,706,252)	(7,485,667)	(7,844,081)
Repayment of long-term debt	—	—	—	(7,350,000)
Proceeds from share issuance	17,260	252,000	46,668	259,712
Increase in borrowings under the Revolver credit facility	325,688	—	4,090,917	—
Issuance costs on long-term debt	—	(101,081)	—	(101,081)
Net proceeds from refinancing of vehicles	3,470,714	—	3,470,714	—
Proceeds from issuance of convertible debt	—	—	—	10,686,101
Issuance costs paid on convertible debt	—	(111,750)	—	(1,388,985)

Total cash provided by (used in) financing activities	(180,245)	(4,667,083)	122,632	(5,738,334)

Effect of exchange rates on cash and cash equivalents	(35,755)	(3,432)	(39,926)	(2,145)

Net increase (decrease) in cash and cash equivalents during the period	(933,836)	(2,553,174)	(2,545,146)	612,562
Cash and cash equivalents, beginning of period	1,292,788	6,519,188	2,904,098	3,353,452

Cash and cash equivalents, end of period	$358,952	$3,966,014	$358,952	$3,966,014

Supplemental cash flow information:
Interest paid	$2,176,854	$1,476,896	$4,410,120	$3,078,937

Income taxes paid	$129,988	94,357	$142,583	$94,357

Supplemental disclosure of non-cash investing and financing transactions:
For the six months ended June 30, 2007 and June 30, 2006, the Company had additional capital lease obligations for vehicles of $1,357,480 and $6,547,688, respectively.
See accompanying notes

180 Connect Inc.
Notes to Consolidated Financial Statements
(In United States Dollars)
(Unaudited)
1. BASIS OF PRESENTATION
     The interim consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles applicable to interim consolidated financial statements and include 180 Connect Inc. and its subsidiaries (the “Company”). The notes presented in these interim consolidated financial statements include only significant events and transactions occurring since the Company’s last fiscal year and are not fully inclusive of all matters normally disclosed in the Company’s annual audited consolidated financial statements. As a result, these interim consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2006.
     The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
     In the opinion of management, the accompanying unaudited interim consolidated financial statements contain all adjustments necessary to fairly present the Company’s results for the interim periods presented. These unaudited interim consolidated financial statements have been prepared by management using the same accounting policies and methods of application as the most recent annual consolidated financial statements of the Company except as described in Note 2 below.
     The results of operations for the three and six months ended June 30, 2007 are not necessarily indicative of the results to be expected for the full year.
     Seasonality
     The Company’s revenue is subject to seasonal fluctuations. Our customers’ subscriber growth, and thus the revenue earned by the Company, trends higher in the third and fourth quarters of the year. While subscriber activity is subject to seasonal fluctuations, it may also be affected by competition and varying amounts of promotional activity undertaken by the Company’s customers.
     Transaction with Ad.Venture Partners, Inc.
     On March 13, 2007, the Company announced that it had entered into an arrangement agreement (“Arrangement Agreement”) with Ad.Venture Partners, Inc. (“AVP”) (OTCBB: AVPA.OB), a special purpose acquisition company, that will result, subject to shareholder approval, in the merger of the Company into an indirect wholly-owned Canadian subsidiary of AVP. AVP, a U.S. corporation, will be re-named “180 Connect” and is expected to qualify for listing on NASDAQ soon after the conclusion of the transaction. AVP is required by the terms of its charter to liquidate if it does not consummate a business combination by August 31, 2007, irrespective of the status of any required approvals or review. On August 24, 2007, the transaction was consummated. See also note 17.
     After giving effect to the arrangement, based on the number of Ad.Venture shares of common stock and 180 Connect common shares outstanding as of the August 24, 2007, 16,422,442 shares of Ad.Venture common stock and/or exchangeable shares, representing 63.2% of the combined company’s voting interets was issued to 180 Connect shareholders in connection with the arrangement.
     The arrangement will be accounted for under the reverse acquisition application of the equity recapitalization method of accounting. Under this method of accounting, Ad.Venture will be treated as the “acquired” company for financial reporting purposes. In accordance with guidance applicable to these circumstances, the arrangement will be considered to be a capital transaction in substance. The accumulated deficit of 180 Connect will be carried forward after the completion of the arrangement. The historical financial statements of the registrant will be the historical financial statements of 180 Connect.

     Change in Accounting Estimate
     In the first quarter of 2007, the Company changed its depreciation period on its leased vehicles from 48 months to 60 months, resulting in a decrease of approximately $0.7 million and $1.4 million in depreciation expense for the three and six months ended June 30, 2007. This change in accounting estimate was adopted to better reflect the useful life of the asset and was applied prospectively from January 1, 2007.
2. IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS
     In February 2006, the FASB issued SFAS 155 — Accounting for Certain Hybrid Financial instruments — an amendment of FASB Statements No. 133 and 140 (“SFAS 155”). SFAS 155 resolves issues addressed in Statement 133 Implementation Issue No. D1 “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” This Statement:
•	Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation.

•	Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133.

•	Establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation.

•	Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives.

•	Amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.
     SFAS 155 is effective for all financial instruments acquired or issued after the beginning of the Company’s fiscal year that commences on January 1, 2007. The application of this pronouncement had no material impact on the financial position or results of operations.
     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for the fiscal years beginning after November 15, 2007. The Company is currently reviewing SFAS 157, but has not yet determined the impact on the consolidated financial statements.
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities- Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The provisions of SFAS 159 are effective for the fiscal years beginning after November 15, 2007. The Company is currently reviewing SFAS 159, but has not yet determined the impact on the consolidated financial statements.
     In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the Company’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”, and prescribes a minimum recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax provision taken or expected to be taken in a tax return. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006 and adopted effective January 1, 2007. The impact of adoption of FIN 48 is disclosed in note 10.
3. RESTRICTED CASH
     As at June 30, 2007 and December 31, 2006, the Company has restricted cash, in the form of term deposits of approximately $11.9 million and $14.5 million, respectively. These term deposits are used to collateralize obligations associated with its insurance program and for contractor licensing surety bonds in several states. Interest earned of 1% to 5% on these funds is received monthly and is not subject to restriction.

     On February 8, 2007, as a result of the liquidation and reduction in its insurance obligations, the Company negotiated a reduction in its required letter of credit (“LOC”). The LOC requirement, which is collateralized with the Company’s restricted cash, has been reduced by $3.2 million. This reduction in the Company’s restricted cash balance has been offset by a $1.6 million increase in restricted cash as collateral for a $1.6 million bond for the Boise airport project currently in progress by the Company’s Network Services operation.
4. GOODWILL AND CUSTOMER CONTRACTS
     The carrying amount of intangibles is as follows.

	Goodwill	Customer Contracts
Balance as of December 31, 2006	$11,034,723	$25,072,756
Amortization expense	—	(1,840,746)

Balance at of June 30, 2007	$11,034,723	$23,232,010

     Amortization expense charged to continuing operations for the three and six months ended June 30, 2007 was $920,370 and $1,840,746, respectively and for the three and six months ended June 30, 2006 was $939,077 and $1,859,453, respectively.
     Estimated future amortization expense is as follows:

2007 (remainder)	$1,840,757
2008	3,681,503
2009	3,681,503
2010	3,681,503
2011	3,681,503
Thereafter	6,665,241

Total	$23,232,010

     Operating lease expense for the three months ended June 30, 2007 and June 30 2006, was $931,798 and $1,003,532, respectively, and $1,959,868 and $1,887,147 for the six months ended June 30, 2007 and June 30, 2006, respectively.

5. LONG-TERM DEBT AND COMMON STOCK PURCHASE WARRANTS
     Long-term debt consists of the following:

	June 30, 2007	December 31, 2006
	(Restated)	(Restated)
Revolving credit facility and over advance facility of up to $37,000,000 bearing interest at prime plus 3% to 5%, subject to a minimum interest rate of 10% to 11% with interest payable monthly. The revolving credit facility is subject to the Company’s eligible trade receivables and inventory as per the debt agreement and collateralized by the Company’s real and personal property. For the period of August 1, 2006 to July 31, 2007, the Company can draw in excess of the eligible trade receivables and inventory an over advance of up to $9,000,000 but not to exceed an aggregate amount of $37,000,000. At June 30, 2007 the interest rate of the revolving credit facility was 11.25% and the interest rate of the over advance facility was 13.25% with an effective interest rate of 12.35%. At December 31, 2006 the interest rate for the revolving credit facility was 11.25% and the interest rate for the over advance facility was 13.25% with an effective interest rate of 12.21%. Repayment is due on or before July 31, 2009. The credit facility may be borrowed, repaid, and reborrowed in accordance with the terms of the Security Agreement
	$27,570,700	$19,758,475
Term note, bearing interest at prime plus 5%, subject to a minimum interest rate of 12% and interest is payable monthly. At June 30, 2007, the interest rate was 13.25% with an effective interest rate of 20.5%. At December 31, 2006, the interest rate was 13.25% with an effective interest rate of 17.5%. Repayments of the term note commenced on February 1, 2007 for $666,667 per month, with the final payment due on July 31, 2009	15,997,516	19,008,242

Total debt	43,568,216	38,766,717
Less: current portion	(35,099,533)	(26,502,096)

Total long-term debt	$8,468,683	$12,264,621

     Pursuant to the original terms of the debt agreement, the Company, through its wholly-owned subsidiary 180 Connect, Inc. (“180 Connect Nevada”), had available a maximum amount of $57 million of debt comprising a term facility of $20 million and a combined revolving credit facility and over-advance facility of up to $37 million. The revolving credit facility is subject to the Company’s eligible trade receivables and inventory as per the debt agreement. For the period of August 1, 2006 to July 31, 2007, the Company can draw in excess of the eligible trade receivables and inventory an over-advance amount up to $9 million but not to exceed an aggregate amount of $37 million. After July 31, 2007, the over advance will become part of the revolving facility, this was further extended to August 24, 2007 as disclosed in note 17. The interest rates on the new debt range from prime plus 3% to prime plus 5%, subject to a minimum interest rate of 10% to 12%, and are therefore subject to risk relating to interest rate fluctuations. Monthly term loan repayments commenced February 1, 2007 for $666,667.
     The debt agreement states that there are no financial covenants of the Company with respect to such facilities but includes other covenants and events of default typical for credit facilities of this nature. This facility is collateralized by a security interest in all of the assets of 18 Connect Nevada. 180 Connect Nevada obtained a waiver from Laurus, with regards to the AVP acquisition as it may constitute a change of control as defined in the debt agreement.
     The debt agreement includes a stock purchase agreement which provides for the Company to issue warrants for Laurus to purchase up to 2,000,000 common shares for nominal consideration of Canadian $0.01 per share, having a term of seven years. The issuance of the warrants to Laurus was approved by the shareholders of the Company at the Company’s annual and special meeting held June 30, 2006. Laurus has agreed not to sell any common shares of the Company issuable upon exercise of the warrants for a period of 12 months following the date of issuance of the warrants. Thereafter, Laurus may, at its option and assuming exercise of the warrants, sell up to 250,000 common shares of the Company per calendar quarter (on a cumulative basis) over each of the following eight quarters. On April 2, 2007, Laurus exercised its right under the warrants to purchase the 2,000,000 common shares (Note 7b).

     The common stock purchase warrants were valued at $3,286,967, net of issuance costs of $299,165, using the Black-Scholes option pricing model using the following variables: volatility of 76.64%, expected life of seven years, a risk free interest rate of 4.5% and a dividend of nil. The fair value of the loan was measured using a three-year maturity and the present value of the cash payments of interest and principal due under the terms of the debt agreement discounted at a rate of 17.5% which approximates a similar non-convertible financial instrument with comparable terms and risk. Under Emerging Issues Task Force No.00-19 and APB Opinion No.14, the fair value of warrants issued in connection with the stock purchase warrants would be recorded as a reduction to the proceeds from the issuance of long-term debt, with the offset to additional paid-in capital. At June 30, 2007, the Company has recorded $1,300,429 of accumulated loan discount.
     The Company paid $3,515,471 of issuance costs to complete the long-term debt financing. The issuance costs have been recorded based on a pro rata calculation of the fair value of the components of the debt and warrants for $3.2 million and $0.3 million, to other assets and paid in capital, respectively. The issuance costs related to the long-term debt were recorded in other assets and are being amortized over the three-year period to maturity of the debt agreement with the Investor.
     Subsequent to the issuance of the Company’s audited and unaudited consolidated financial statements as of and for the year ended December 31, 2006, and as of and for the six months ended June 30, 2007, respectively, the Company’s management determined that an error existed in previously issued consolidated balance sheets. The Company determined that the long-term debt for the Revolver credit facility should be classified as current in accordance with EITF-95-22, “Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements that Include Both a Subjective Acceleration Clause and a Lockbox Arrangement” (“EITF 95-22”). As a result, the accompanying balance sheets as of December 31, 2006 and June 30, 2007 have been restated from amounts previously reported in Form 8-K dated August 24, 2007. The restatements had no impact on the previously reported consolidated statements of operations and comprehensive loss, shareholders’ equity or cash flows. A summary of the effects of the restatements are as follows:

	Previously Reported	As restated
	June 30, 2007	June 30, 2007
Current portion of long-term debt	$6,752,886	$35,099,533
Long-term debt	36,815,330	8,468,683

	Previously Reported	As restated
	December 31, 2006	December 31, 2006
Current portion of long-term debt	$5,967,674	$26,502,096
Long-term debt	32,799,043	12,264,621
     The Company’s revolving credit facility (the ‘Revolver”) requires a lockbox arrangement, which provides for all receipts to be swept daily to reduce borrowings outstanding under the credit facility. This arrangement, combined with the existence of a subjective acceleration clause in the revolving credit facility, requires that the borrowings under the Revolver be classified as a current liability on the balance sheet in accordance with EITF 95-22. The acceleration clause could allow the Company’s lender to forego additional advances should they determine there has been a material adverse change in the Company’s financial position or prospects reasonably likely to result in a material adverse effect on the Company’s business, condition (financial or otherwise), operations, performance or properties. The Company believes that no such material adverse change has occurred; further, as of March 27, 2008, the Company’s lender had not informed the Company that any such event had occurred.
6. CONVERTIBLE DEBENTURES AND WARRANTS
     On March 22, 2006, the Company completed a private placement with a group of qualified, accredited institutional investors of $10,686,101 of convertible debentures and warrants. The convertible debentures bear interest at 9.33% per annum, have a term of five years that are due March 22, 2011, and are convertible into 4,486,000 common shares at an initial conversion price of $2.3821 per share. The warrants, which have a four-year term, are exercisable into 1,570,100 common shares of the Company at an exercise price of $2.5986 per share. During the second quarter of 2007, one of the institutional investors of the convertible debentures and warrants exercised its option to convert in total $2,024,785 of principal under the 9.33% convertible debentures into 850,000 common shares.

     On March 7, 2007, the Company received written approval from the institutional investors of the holders of the Company’s convertible debentures and warrants for an extension of the original requirement to be listed or quoted on a U.S. trading market. If the Company’s common stock, or the shares of Ad.Venture Partners, Inc. (“AVP”) in the event of a successful merger is not listed on a U.S. trading market as soon as reasonably practicable after the earlier of the date on which the transaction proposed in the Arrangement Agreement is consummated or the ninetieth day following the date on which the Arrangement Agreement is terminated by either party, but no later than August 31, 2007 (the “Required Listing Date”), the Company shall be required to immediately pay retroactive monthly principal payments of $1.0 million from January 1, 2007. The Company shall thereafter be obligated to make monthly principal payments of $1.0 million on each ensuing monthly redemption date until fully paid by November 30, 2007, regardless of whether or not the Company subsequently obtains a listing of the common stock on a U.S. trading market. The Company’s obligation to delist from the Toronto Stock Exchange (“TSX”) on or before December 31, 2006 has also been conditionally waived and replaced with an obligation to delist the common stock from the TSX on or before the ninetieth day following the Required Listing Date.
     In the event the Company does not meet deadlines relating to the filing and effectiveness of a registration statement with the United States Securities and Exchange Commission, the Company is required to pay, on a monthly basis, liquidated damages of approximately $214,000 per month (2% of the aggregate purchase price paid by the investors in the private placement), up to a maximum of approximately $3.4 million, until such obligations are fulfilled.
     The debentures are convertible, in whole or in part into common shares at the option of the holder, at any time after the original issue date, subject to certain conversion limitations. The holder also has the option to force redemption of some or all of its outstanding debentures at any time after the three-year anniversary of the original issue date. If the price of the Company’s common stock exceeds $5.9551 for a period of any 20 consecutive days, on a U.S. trading market, the Company may have the holder convert up to 50% of the then outstanding principal amount of debentures. If the price of the Company’s common stock exceeds $7.0379 per share for any 20 consecutive trading days, the Company may force a holder to convert all or part of the outstanding principal amount of the debentures.
     The Company shall pay interest to the holder on the aggregate unconverted and then outstanding principal amount of the debenture at the rate of 9.33% per annum, increasing to 12% per annum if the Company’s common stock, or the shares of AVP in the event of a successful merger, are not listed or quoted on a U.S. trading market on or before the Required Listing Date, payable quarterly, in arrears. If the Company’s common stock, or the shares of AVP in the event of a successful merger, are not listed on a U.S. trading market on or before the Required Listing Date, the Company shall be required to immediately pay the interest rate increase retroactive to January 1, 2007 and the interest rate increase shall apply prospectively thereafter, regardless of whether or not the Company subsequently obtains a listing of the common stock on a U.S. trading market. The interest rate shall be reduced by 1.33% beginning in the month following the date the holder receives an opinion from counsel to the Company, in form and substance reasonably satisfactory to the holder, that distributions including interest payments under this debenture, are no longer subject to mandatory tax withholding under the Income Tax Act (Canada).
     SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended, requires that an embedded derivative included in a debt arrangement for which the economic characteristics and risks are not clearly and closely related to the economic characteristics of the debt host contract be measured at fair value and presented as a liability. Changes in fair value of the embedded derivative are recorded in the consolidated statements of operations and deficit at each reporting date. Embedded derivatives that meet the criteria for bifurcation from the convertible debt and that are therefore presented as liabilities and measured at fair value consist of (i) a holder conversion option whereby the Holder may elect to convert at any time with an initial conversion price of $2.38 per share, (during the second quarter of 2007, one of the institutional investors of the convertible debentures and warrants exercised its option to convert in total $2,024,785 of principal under the 9.33% convertible debentures into 850,000 common shares), (ii) accelerated repayment due to default provisions including change in control and other fundamental transactions in which the holders may receive the greater of 120% of the outstanding principal amount plus accrued interest or the conversion value, (iii) forced conversion provisions whereby the Company may force conversion of the outstanding balance of the debenture into common stock based upon the Company’s stock price, and (iv) an accelerated repayment schedule required in the event that a U.S. stock exchange listing is not completed by a specified date.
     In December 2006, the FASB issued EITF 00-19-2, “Accounting for Registration Payment Arrangements.” This FSP addresses an issuer’s accounting for registration payment arrangements and specifies that the contingent liability to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with FASB No. 5. At January 1, 2007, the Company adopted EITF 00-19-2, and the embedded derivatives were reevaluated by management in consultation with a third party valuation firm. No adjustments to the prior period presented were required as the impact on the Company’s financial statements was insignificant.
     The warrants issued with the convertible debenture are presented as a liability because they do not meet the criteria of EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, for equity classification. Subsequent changes in fair value are recorded in the consolidated statements of operations and deficit.

     The Company allocated the gross proceeds received to the convertible debt and warrants on a relative fair value basis. The embedded derivatives were then measured at fair value and the residual amount was allocated to the debt host. The Company allocated $5.3 million to the debt, $1.1 million to the warrants and $4.3 million to the embedded derivatives. The issuance costs of $1.4 million related to the transaction were allocated to the debt and the warrants based upon their relative fair value which approximates the relative costs to raise capital for debt and equity. Issuance costs of $0.2 million allocated to the warrants were expensed on the origination date of the transaction. Issuance costs of $1.2 million allocated to the debt will be amortized over the deemed life of three years using the effective interest method. Each reporting period, the Company is required to accrete the carrying value of the convertible debentures such that at the deemed maturity date of March 22, 2009 the carrying value of the debentures will be their face value of $10.7 million. As of June 30, 2007, the Company recognized $1.8 million in accumulated accretion expense under US GAAP which has increased the value of the convertible debentures from $5.3 million to $7.1 million.
     The following tables show the changes in the fair values of derivative instruments recorded in the consolidated financial statements for the three and six months ended June 30, 2007.

	Warrants	Embedded Derivatives	Total
Fair value at March 31, 2007	$1,773,138	$5,078,982	$6,852,120
Changes in fair value — three months ended	623,268	1,280,002	1,903,270
Settled on conversion of debentures	—	(1,113,646)	(1,113,646)

Fair value, June 30, 2007	$2,396,406	$5,245,338	$7,641,744

Fair value at December 31, 2006	$1,035,207	$3,030,522	$4,065,729
Changes in fair value — six months ended	1,361,199	3,328,462	4,689,661
Settled on conversion of debentures	—	(1,113,646)	(1,113,646)

Fair value, June 30, 2007	$2,396,406	$5,245,338	$7,641,744

     If at any time after one year from the date of issuance of the warrants there is no effective registration statement registering, or no current prospectus available for, the resale of the warrant shares by the holder, and the common stock is listed on a U.S. trading market, then the warrant may also be exercised at such time by means of a cashless exercise in which the holder shall be entitled to receive a certificate for the number of warrant shares equal to the quotient obtained by dividing the average stock price for the five trading days immediately preceding the date of such election less the exercise price of the warrant, as adjusted multiplied by the number of warrant shares issuable upon exercise of the warrant in accordance with the terms of the warrant by means of a cash exercise rather than a cashless exercise.
     The consummation of the Arrangement Agreement constitutes an event of default as it is a fundamental transaction under 180 Connect’s convertible debt agreement. On August 29, 2007, the lenders exercised their right to redeem the convertible debentures in full in the amount of approximately $10.4 million plus accrued interest of $0.1 million in accordance with the terms of the convertible debenture agreement. See note 17.
7. SHARE CAPITAL
(a) Authorized
     Unlimited number of voting common shares.
(b) Issued

	Common Shares
	Shares	$
Balance, December 31, 2005	24,216,914	$64,809,968
Issuance on exercise of stock options — for cash	259,712	1,587,640

Balance, December 31, 2006	24,476,626	$66,397,608
Issuance on exercise of stock options — for cash	29,408	179,773
Issuance on exercise of warrants for cash	—	17,260
Issuance on exercise of stock purchase warrants for cash	2,000,000	3,286,967
Issuance on conversion of convertible debentures	850,000	2,293,230

Balance, June 30, 2007	27,356,034	$72,174,838

     On April 2, 2007, Laurus exercised its right under the warrants to purchase the 2,000,000 common shares for $17,260, resulting in a debit to cash for $17,260, and a credit to share capital of $17,260 and in addition $3,286,967 was transferred from paid in capital to share capital. During the second quarter of 2007, one of the institutional investors of the convertible debentures and warrants exercised its option to convert in total $2,024,785 of principal under the 9.33% convertible debentures into 850,000 common shares. This was recorded as a debit to convertible debt and embedded derivative liabilities and a credit to share capital of $2,452,205. In addition, $158,975 of the associated issuance costs were reclassified from other assets to share capital.
(c) Employee stock options
     As at June 30, 2007, the Company has 553,836 options outstanding to employees and directors of the Company (December 31, 2006 — 583,244) to purchase an equal amount of common shares for an exercise price equal to the fair market value of the Company’s common shares on the date of the grant. The options have a life of up to 10 years from the date of grant. Vesting terms and conditions are determined by the Board of Directors at the time of grant and vesting terms range from three to five years. The Company does not have a stock option plan; rather it has stock option agreements with certain individuals. On July 20, 2007, 14,704 options were exercised.

     The following table summarizes the Company’s stock option activity:

	Six Months Ended		Year Ended
	June 30, 2007		December 31, 2006
		Weighted		Weighted
	Number of	Average	Number of	Average
	Options	Exercise Price	Options	Exercise Price
Outstanding, beginning of period	583,244	$1.75	1,426,666	$1.31
Granted	—	—	—	—
Exercised	(29,408)	$1.00	(259,712)	$1.00
Cancelled	—	—	(583,710)	$1.00

Outstanding, end of period	553,836	$1.79	583,244	$1.75

Options exercisable, end of period	553,836	$1.79	583,244	$1.75

     The following table summarizes information about stock options outstanding as at June 30, 2007:

	Options Outstanding and Exercisable
		Weighted Average
		Remaining
	Number	Contractual Life	Weighted Average
Exercise Price	of Shares	(Years)	Exercise Price
$1.00	153,496	0.8	$1.00
$2.09	400,340	3.8	$2.09
     Stock-based compensation for non-employees and employees is measured and recorded in the consolidated financial statements at fair value. In connection with the acquisition of the remaining 7% interest in Cable Play Inc., the Company exchanged 2,726,592 of its options for 3,181,922 options of those previously granted by Cable Play Inc. The Company applied FASB interpretation No.44 (“FIN44”), “Accounting for Certain Transactions Involving Stock Compensation.” The fair value of the unvested options granted at the date of acquisition of $4,126,541 was recognized as compensation cost over the remaining vesting periods and the Company recorded compensation expense of $nil and $91,214, for the six months ended June 30, 2007 and 2006, respectively.
8. RELATED PARTY TRANSACTIONS
     During the second quarter of 2006, the Company entered into a one-year arrangement with a member of its Board of Directors for professional services to be provided in connection with the Company’s long-term debt refinancing and strategic alternatives process. The agreements provide for maximum base compensation of $300,000. During 2006, in addition to base salary payments, the director earned and was paid $240,000 in connection with the Company’s debt refinancing and a $210,000 discretionary bonus, of which $60,000 was paid in 2006 and $150,000 was paid in the first quarter of 2007.
     In accordance with their agreement with the Company, three of the Company directors will receive bonuses upon closing of the AVP arrangement, in the amount of $1.6 million, $150,000 and $225,000. In compliance with the Company’s policy on conflicts of interest, each of these directors declared their interest and abstained from voting in connection with the approval by the Board of Directors of the Arrangement Agreement and the transactions contemplated thereunder.

9. RESTRUCTURING COSTS
     Restructuring costs and remaining reserve as at June 30, 2007 consist of the following:

	Reserve	Restructuring		Reserve
	December 31, 2006	Costs Incurred in 2007	Paid During 2007	June 30, 2007
Rent	$—	$275,000	$209,375	$65,625
Moving expenses	500	—	500	—
Other	6,325	—	6,325	—

Total restructuring	$6,825	$275,000	$216,200	$65,625

     In the first quarter of 2007, there was a $0.3 million charge for additional costs associated with completion of the Company’s relocation of its back office operations and corporate offices to Denver related to a lease termination.
10. INCOME TAXES
     The Company recorded a current income tax expense of $0.1 million and nil for the three months ended June 30, 2007 and June 30, 2006 respectively, and $0.1 million and nil for the six months ended June 30, 2007 and June 30, 2006, respectively, for state and local tax liabilities.
     The adoption of FIN 48 effective January 1, 2007 resulted in an increase of tax liabilities of $241,608 and a corresponding decrease of the valuation allowance of $241,608 as at June 30, 2007.
     As of the date of adoption, the Company’s total gross unrecognized benefit is $1,153,269 of which $110,604, if recognized, would impact the effective tax rate. There are no material changes to the total gross unrecognized tax benefits in the first and second quarters of 2007. The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company is not subject to,and therefore, has not accrued an amount in respect of interest and penalties.
     As of the date of adoption of FIN 48, tax years 2003 — 2006 remain subject to examination in the U.S. and tax years 2001-2006 remain subject to examination in Canada. The Company does not currently anticipate that its unrecognized tax benefits will significantly change within the next twelve months. Therefore, the FIN 48 liability is recognized as a non-current liability on the financial statements.
11. LOSS PER SHARE
     The following table sets forth the computation of basic and diluted loss per share for the three and six months ended June 30, 2007 and June 30, 2006, respectively.

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Numerator:
Loss from continuing operations	$(5,599,152)	$(6,438,956)	$(12,836,265)	$(10,170,029)
Loss from discontinued operations	(68,016)	(744,188)	(79,527)	(1,337,795)

Net loss for the period	$(5,667,168)	$(7,183,144)	$(12,916,236)	$(11,507,824)

Denominator:
Denominator for basic and diluted loss per share — weighted average number of shares	26,742,298	24,426,277	25,618,320	24,325,497
Loss per share data:
Basic and diluted — from continuing operations	$(0.21)	$(0.26)	$(0.50)	$(0.42)
Basic and diluted — from discontinued operations (Note 13)	(0.00)	(0.03)	(0.00)	(0.05)

Basic and diluted, net	$(0.21)	$(0.29)	$(0.50)	$(0.47)

     Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. For the three and six months ended June 30, 2007 and June 30, 2006, respectively, the diluted net loss per share is equivalent to basic net loss per share as the outstanding options, convertible debt and warrants are anti-dilutive. The potential dilution of the convertible debentures, warrants and employee stock options could result in an additional 5.25 million common shares of the Company outstanding. Subsequent to the quarter end, the convertible debentures were repaid. As a result, the conversion option for 3.65 million common shares expired. See note 17.
12. (GAIN) LOSS ON SALE OF INVESTMENTS AND ASSETS
     (Gain) loss on sale of investments and assets consists of the following:

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Gain from investments	$—	$—	$—	$(1,320,193)
(Gain) loss on disposal of assets	427,442	86,291	499,220	70,030

	$427,442	$86,291	$499,220	$(1,250,163)

     For the three and six months ended June 30, 2007, the Company has a loss of $427,442, and $499,220, respectively, on the disposal of leased vehicles (three and six months ended June 30, 2006 — $86,291 and $70,030, respectively).
     During the first quarter of 2006, the Company sold its remaining interest in Control F-1 Corporation. This resulted in net proceeds of $1,327,693. The investment had been previously written down to nil in 2004 due to prevailing market conditions. However, during the first quarter of 2006, an agreement was reached between the Company and Computer Associates International, Inc. and Computer Associates Canada Company for the Company’s holding in Control F-1 Corporation. The Company recognized a pre-tax gain of $1,320,193 on the sale of the investment in the first quarter of 2006.
13. DISCONTINUED OPERATIONS
     The Company discontinued its operations at certain non-profitable branches during 2007. The revenues and expenses for these locations have been reclassified as discontinued operations for all periods presented on the consolidated financial statements. For the three and six months ended June 30, 2007, loss from discontinued operations was $68,016 and $79,527 respectively (three and six months ended June 30, 2006 — $744,188 and $1,337,795, respectively).
Consolidated statements of operations and deficit for discontinued operations is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue from discontinued operations	$36,072	$800,192	$199,744	$1,590,963

Impairment of goodwill and customer contracts	$—	$—	$—	$—

Loss from discontinued operations, net of income taxes of nil	$(68,017)	$(744,188)	$(79,527)	$(1,337,795)

Diluted loss per share from discontinued operations	$(0.00)	$(0.03)	$(0.00)	$(0.05)

14. CONTINGENCIES
     During the fourth quarter of 2005, the Company was notified by regulatory authorities of the initiation of an investigation of certain wage practices in Washington. As a result of this, the Company has provided for estimated costs. The provision is reflected on the consolidated balance sheets in accrued liabilities and at June 30, 2007 was $1.5 million. By their nature, these estimates are subject to measurement uncertainty and relate to events whose outcome will not be fully resolved until future periods. As a result revisions to these estimates could have a material impact on financial results of future periods.
     In 2006, the Company was named as a defendant in a purported class action case in California regarding the investigation of certain wage practices for which the Company has not established reserves. The Company intends to vigorously contest each of these claims. In addition, the Company is subject to a number of individual employment-related lawsuits. No reserve has been recorded for these cases as the Company is unable to estimate the amount of probable and reasonably estimable loss. These lawsuits are not expected to have a material impact on the Company’s results of operations, financial position or liquidity.

15. SEGMENT INFORMATION
     The Company provides installation, integration and fulfillment services to the home entertainment, communications, security and home integration service industries. As such the revenue derived from this business is part of an integrated service offering provided to the Company’s customers and thus is reported as one operating segment.
     The Company’s operations are located in the United States and Canada. Revenue is attributed to geographical segments based on the location of the customers.
     The following table sets out property, plant and equipment, goodwill and customer contracts from continuing operations by country as at June 30, 2007 and December 31, 2006 and revenue from continuing operations for the three and six months ended June 30, 2007 and June 30, 2006.
Geographic information

	June 30, 2007	December 31, 2006
Property, plant and equipment, goodwill and customer contracts
Canada	$1,670,245	$1,468,498
United States	64,538,751	69,521,871

Total	$66,208,996	$70,990,369

	Three months ended		Six months ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Revenue
Canada	$3,753,793	$2,240,636	$6,407,543	$3,666,373
United States	84,154,977	73,343,194	174,686,789	145,671,014

Total	$87,908,770	$75,583,830	$181,094,332	$149,337,387

16. LONG-TERM SHARE COMPENSATION PLAN
     During 2004, the Company established the Long-Term Share Compensation Plan (the “LTIP”) for the benefit of executive officers and key employees. Outside directors of the Company and consultants to the Company are not entitled to participate in the LTIP. The LTIP was designed to (i) strengthen the ability of the Company to attract and retain qualified officers and employees which the Company and its affiliates require; (ii) encourage the acquisition of a proprietary interest in the Company by such officers and employees, thereby aligning their interests with the interests of the Company’s shareholders; and (iii) focus management of the Company and its affiliates on operating and financial performance and total long-term shareholder return by providing an increased incentive to contribute to the Company’s growth and profitability. Pursuant to the LTIP, the Board of Directors may grant options to purchase common shares, share appreciation rights or performance share units. The maximum number of common shares reserved for issuance pursuant to the LTIP shall not exceed 13% of the issued and outstanding common shares from time to time. The LTIP is a separate plan from the employee stock options (Note 7c), and is subject to Board and shareholder approval. During the fourth quarter of 2006, the Company’s Board of Director’s granted 299,999 share appreciation rights to eight of the Company’s officers and senior management, subject to shareholder approval. The share appreciation rights have an exercise price of $1.50 and expire December 6, 2011.
     The LTIP was approved by the shareholders in conjunction with the consummation of the transaction with Ad.Venture. The fair value of the share appreciation rights will be measured at the date of approval and compensation expense will be recorded in that period.
17. SUBSEQUENT EVENTS
     On July 2, 2007 the Company entered into an amendment agreement with Laurus securing additional interim financing to fund working capital until August 24, 2007.

     Pursuant to the terms of the agreement, Laurus agreed to provide an additional $8.0 million to the Company as an increase to the current $37.0 million revolving loan, for a total revolving loan of $45.0 million. As part of this arrangement, Laurus also agreed to extend the maturity of the existing $9.0 million over-advance letter on a revolving loan from July 31, 2007 until August 24, 2007. On August 24, 2007, there was no balance outstanding under this agreement.
     Certain AVP shareholders agreed to provide a limited recourse guaranty for the additional financing Laurus is providing to 180 Connect by placing $7.0 million in a brokerage account pledged to Laurus which may be used solely to purchase AVP shares.
     Laurus also agreed to loan $10.0 million to a special purpose corporation for the purpose of purchasing shares of AVP common stock. The special purpose corporation is a third-party arms-length corporation to both the Company and AVP. Neither the special purpose corporation nor Laurus agreed to make any specific amount of purchases or to vote any shares purchased in any specific manner in connection with the arrangement. 180 Connect and AVP anticipate that any AVP shares purchased by the special purpose corporation would be purchased in privately negotiated transactions.
     In connection with the amendment, Laurus received warrants to purchase one million common shares of the Company with a five-year term, exercisable at $2.61 per share, the market price at the time of issue, with the shares issuable thereunder, subject to a one-year lock-up. Laurus will also receive a 2.5% management fee on the $8.0 million increase to the revolver or $200,000 and a $1.4 million commitment fee which will be paid on August 24, 2007.
     In addition, 180 Connect and AVP agreed to adjust the exchange ratio under the arrangement from 0.6272 to 0.60 and to eliminate the adjustment to the exchange ratio based on relative transaction expenses of the parties.
     Upon closing of the arrangement with AVP, 180 Connect repaid Laurus $5.0 million principal on the term note on August 24, 2007. At August 24, 2007, 180 Connect had no outstanding borrowings under either the additional $8.0 million revolving loan or the existing $9.0 million overadvance facility.
     As consideration for the guaranty and pledge, pursuant to the terms of a Letter Agreement between 180 Connect and the AVP Shareholders dated July 2, 2007 (the “180 Connect/the AVP Shareholders”), 180 Connect agreed to reimburse the AVP Shareholders up to $150,000 for their fees and expenses in connection with the guaranty and pledge.
     The consummation of the Arrangement Agreement constitutes an event of default as it is a fundamental transaction under 180 Connect’s convertible debt agreement. On August 29, 2007, the lenders exercised their right to redeem the convertible debentures in full in the amount of approximately $10.4 million plus accrued interest of $0.1 million in accordance with the terms of the convertible debenture agreement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of 180 Connect Inc.
We have audited the accompanying consolidated balance sheets of 180 Connect Inc. as at December 31, 2006 and 2005 and the related consolidated statements of operations and comprehensive loss, shareholders’ equity (deficiency), and cash flows for the year ended December 31, 2006 and for the periods from December 26, 2004 to December 31, 2005 and from December 28, 2003 to December 25, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements refered to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2006 and December 31, 2005 and the consolidated results of its operations and its cash flows for the year ended December 31, 2006 and for the periods from December 26, 2004 to December 31, 2005 and from December 28, 2003 to December 25, 2004 in conformity with United States generally accepted accounting principles.
As described in note 11, the consolidated balance sheet as at December 31, 2006 has been restated.

Toronto, Canada,
April 20, 2007
(except for notes 25(d) and (e) and 25(b) and (f), 25(g), and 11 as to which the dates are July 6, 2007 and August 24, 2007,
August 29, 2007 and March 27, 2008, respectively).
Chartered Accountants Licensed Public Accountants

Consolidated Financial Statements
180 Connect Inc.
Consolidated Balance Sheets
(in United States Dollars)

	December 31, 2006	December 31, 2005
	(Restated-Note 11)
Assets
Current Assets
Cash and cash equivalents	$2,904,098	$3,353,452
Accounts receivable (less allowance for doubtful accounts of $2,506,637 and $1,167,310, respectively)	48,934,952	50,048,816
Inventory	15,816,148	20,302,667
Restricted cash	14,503,000	14,750,366
Prepaid expenses and other assets	7,910,255	2,039,246

TOTAL CURRENT ASSETS	90,068,453	90,494,547

Property, plant and equipment	34,882,890	41,658,071
Goodwill	11,034,723	11,347,925
Customer contracts, net	25,072,756	28,964,807
Other assets	4,384,750	1,005,549

TOTAL ASSETS	$165,443,572	$173,470,899

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	$78,686,245	$76,664,469
Current portion of long-term debt	26,502,096	40,034,506
Fair value of derivative financial instruments	4,065,729	—
Current portion of capital lease obligations	13,033,104	11,881,026

TOTAL CURRENT LIABILITIES	122,287,174	128,580,001
Deferred tax liabilities	—	1,561,031
Long-term debt	12,264,621	—
Convertible debt	6,276,584	—
Long-term portion of capital lease obligations	15,213,112	22,976,840

TOTAL LIABILITIES	156,041,491	153,117,872

Commitments and contingencies (Notes 11,12, 13 and 22)

Shareholders’ Equity
Share capital	66,397,608	64,809,968
Contributed surplus	22,188,707	23,425,422
Paid in capital	3,286,967	—
Retained earnings (deficit)	(82,956,231)	(68,367,393)
Accumulated other comprehensive income	485,030	485,030

TOTAL SHAREHOLDERS’ EQUITY	9,402,081	20,353,027

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$165,443,572	$173,470,899

See accompanying notes

180 Connect Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in United States Dollars)

	Years Ended
		December 26, 2004	December 28, 2003
		to	to
	December 31, 2006	December 31, 2005	December 25, 2004
Revenue	$335,446,741	$279,726,651	$210,675,282
Expenses
Direct expenses	301,158,053	256,334,245	191,797,596
General and administrative	19,675,563	21,702,824	16,370,043
Foreign exchange loss (gain)	30,361	(18,692)	(272,585)
Restructuring costs	892,688	1,672,485	—
Depreciation	13,560,340	6,151,059	2,129,959
Amortization of customer contracts	3,712,673	4,093,985	2,851,590
Interest expense	10,043,564	3,440,690	2,659,132
Gain on extinguishment of debt	(1,233,001)	—	—
Gain on change in fair value of derivative liabilities	(1,363,936)	—	—
Gain on sale of assets and asset write-down	(726,086)	(6,897,291)	(1,931,648)
Impairment of goodwill and customer contracts	—	608,096	1,383,371

Loss from continuing operations before income tax recovery	(10,303,478)	(7,360,750)	(4,312,176)
Income tax recovery	(1,503,271)	(2,001,727)	(621,000)

Loss from continuing operations	(8,800,207)	(5,359,023)	(3,691,176)
Loss from discontinued operations, net of income taxes of nil	(5,788,631)	(3,157,632)	(3,759,662)

Net loss for the period	(14,588,838)	(8,516,655)	(7,450,838)
Unrealized gain on available-for-sale securities	—	18,584	6,503,740
Less: reclassification adjustments for gains included in net income	—	(6,522,324)	—

Comprehensive loss	$(14,588,838)	$(15,020,395)	$(947,098)

Loss per share from continuing operations;
Basic	$(0.36)	$(0.22)	$(0.17)
Diluted	$(0.36)	$(0.22)	$(0.17)
Net loss per share:
Basic	$(0.60)	$(0.36)	$(0.34)
Diluted	$(0.60)	$(0.36)	$(0.34)
Weighted average number of shares outstanding — basic	24,401,683	23,948,106	21,660,799
Weighted average number of shares outstanding — diluted	24,401,683	23,948,106	21,660,799
See accompanying notes

180 Connect Inc.
Consolidated Statements of Shareholders’ Equity (Deficiency)
(in United States Dollars)

					Accumulated
				Retained	Other
		Contributed	Paid in	Earnings	Comprehensive
	Share Capital	Surplus	Capital	(Deficit)	Income (Loss)	Total
Balance, December 27, 2003	$30,964,950	$25,714,480	$—	$(52,001,680)	$485,030	$5,162,780
Issuance of shares from initial public offering	30,000,000					30,000,000
Issuance of shares from over allotment	1,200,000					1,200,000
Share issuance costs	(4,154,694)					(4,154,694)
Repayment of share purchase loans	64,438					64,438
Issuance on cashless exercise of stock options	1,958,556	(1,958,556)				—
Issuance on exercise of stock options for cash	1,324,098	(1,144,195)				179,903
Stock-based compensation		2,910,675				2,910,675
Unrealized gain on available-for-sale securities				—	6,503,740	6,503,740
Net loss				(7,450,838)		(7,450,838)

Balance, December 25, 2004	$61,357,348	$25,522,404	$—	$(59,452,518)	$6,988,770	$34,416,004
Issuance of exercise of stock options for cash	4,212,448	(3,484,115)				728,333
Normal course issuer bid	(759,828)			(398,220)		(1,158,048)
Stock-based compensation		1,387,133				1,387,133
Reclassification adjustment for gains included in net income					(6,522,324)	(6,522,324)
Unrealized gain on available-for-sale securities					18,584	18,584
Net loss				(8,516,655)		(8,516,655)

Balance, December 31, 2005	$64,809,968	$23,425,422	$—	$(68,367,393)	$485,030	$20,353,027
Issuance on exercise of stock options for cash	1,587,640	(1,327,929)				259,711
Issuance of warrants on long-term debt			3,286,967			3,286,967
Stock-based compensation		91,214				91,214
Net loss				(14,588,838)		(14,588,838)

Balance, December 31, 2006	$66,397,608	$22,188,707	$3,286,967	$(82,956,231)	$485,030	$9,402,081

180 Connect Inc.
Consolidated Statements of Cash Flows
(in United States Dollars)

	Year Ended	December 26, 2004 to	December 28, 2003 to
	December 31, 2006	December 31, 2005	December 25, 2004
Operating
Loss from continuing operations	$(8,800,207)	$(5,359,023)	$(3,691,176)
Add (deduct) items not affecting cash:
Depreciation, amortization and impairment	17,273,013	10,853,140	6,364,920
Amortization of deferred financing costs and accretion of loan discount	3,210,141	459,852	1,335,691
Stock-based compensation	91,214	1,387,133	2,910,674
Deferred income taxes	(1,561,031)	(1,491,941)	(2,098,000)
Gain on extinguishment of debt	(1,233,001)	—	—
Gain (loss) on change in fair value of derivative liabilities	(1,363,936)
Gain on sale of assets	(726,086)	(6,897,291)	(1,931,648)
Other	(292)	3,816	—
Changes in non-cash working capital balances related to operations, net of business acquisition
Accounts receivable	227,513	(6,464,271)	579,947
Inventory	4,486,519	(2,412,713)	(12,946,164)
Other current assets	338,030	(688,922)	328,999
Insurance premium deposits	(6,209,037)	1,126,896	1,623,871
Settlement of class action lawsuit	—	(7,973,623)	—
Settlement of certain wage practices	—	(1,217,639)	—
Other assets	(37,035)	(18,928)	81,081
Restricted cash	247,366	(8,696,719)	(5,156,010)
Accounts payable and accrued liabilities	2,375,179	14,320,065	18,610,302
Operating cash flows from discontinued operations	(2,029,961)	(2,469,829)	(2,270,171)

Total cash provided by (used in) operating activities	6,288,389	(15,539,997)	3,742,316

Investing
Purchase of property, plant and equipment	(2,742,727)	(5,656,286)	(1,898,151)
Proceeds from sale of property, plant and equipment	—	665,000	36,200
Short-term investments	—	16,178,848	(18,160,149)
Net proceeds from disposition of investments	1,327,693	10,968,388	3,545,839
Business acquisition	—	(429,603)	224,209

Total cash provided by (used in) investing activities	(1,415,034)	21,726,347	(16,252,052)

Financing
Repayment of capital lease obligations	(15,010,698)	(4,960,341)	(234,503)
Repayment of debt	(7,350,000)	(6,908,003)	(5,422,030)
(Decrease) in borrowings under the Revolver credit facility	(377,494)
Proceeds from share issuance, net of issuance costs	259,712	728,335	27,225,209
Repurchase of shares through normal course issuer bid	—	(1,158,047)	64,438
Proceeds from refinancing of long-term debt	42,140,497	—	—
Extinguishment of long-term debt	(32,863,525)	—	—
Net proceeds from refinancing of vehicles	2,127,542	—	—
Decrease in bank indebtedness	—	—	(454,167)
Issuance costs on long-term debt	(3,546,150)	—	—
Proceeds from issuance of convertible debt	10,686,101	—	—
Settlement with selling shareholders of Mountain Center Inc.	—	(2,950,000)	—
Proceeds from options and warrants exercised	—	(4,727)	—
Issuance costs on convertible debt	(1,388,985)	—	—

Total cash provided by (used in) financing activities	(5,323,000)	(15,252,783)	21,178,947
Effect of exchange rates on cash and cash equivalents	291	39,753	—

Net (decrease) increase in cash and cash equivalents during the period	(449,354)	(9,026,680)	8,669,211
Cash and cash equivalents, beginning of period	3,353,452	12,380,132	3,710,921

Cash and cash equivalents, end of period	$2,904,098	$3,353,452	$12,380,132

Supplemental cash flow information:
Interest paid	$6,091,487	$2,485,035	$3,384,328
Income taxes paid	$429,279	$1,265,756	$—
Supplemental disclosure of non-cash investing and financing transactions: (a) As at December 31, 2006 and December 31, 2005, the Company leased 2,589 and 2,262 vehicles, respectively, for $6,175,153 and $39,403,406, respectively, through a capital lease obligation. (b) The consolidated statements of cash flows exclude the following non-cash transaction in 2004; the balance of the purchase price consideration due related to the purchase of Mountain Center, Inc.
See accompanying notes

180 Connect Inc.
Notes to Consolidated Financial Statements
(in United States Dollars)
1. BASIS OF PRESENTATION
     180 Connect Inc. (the “Company”), formerly Launchworks Inc., is incorporated under the laws of Canada. On December 28, 2003, the Company and three of its subsidiaries amalgamated and changed its year end from December 31 to the last Saturday in December. Subsequent to December 31, 2005, the Company changed its year end accounting period from a 52/53 week year to a calendar year basis. Accordingly, the consolidated financial statements presented for 2006, 2005 and 2004 have year-end dates of December 31, December 31, and December 25, respectively. The Company provides installation, integration and fulfillment services to the home entertainment, communications and home integration service industries. The principal market for these services is the United States.
2. SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation
     The accompanying consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of the Company and its subsidiaries. All inter-company items and transactions have been eliminated on consolidation.
Revenue Recognition
     The Company provides installation, integration and fulfillment services to the home entertainment, communications and home integration service industries. Revenue from services is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, service has been provided, the fee is fixed or determinable, and collection is reasonably assured. Fulfillment services include installations, upgrades and service of DIRECTV systems. Fulfillment revenues are recognized when the work orders are closed. A provision is recorded for estimated billing discrepancies or penalties due to poor service. Revenue relating to certain equipment purchased from DIRECTV for which the Company is directly reimbursed is recorded on a net basis in accordance with EITF 99-19, Recording Revenue Gross as a Principal Versus Net as an Agent.
     Revenue for services provided to the Company’s cable customers is contracted via work orders; revenue is recorded as services are completed and work orders are closed. A provision is recorded for estimated billing discrepancies.
     The services provided to the Company’s Network Services and Digital Interiors customers are for the installation of communication systems. Revenues earned by these businesses are recognized upon the completion of contractual obligations. Contracts may extend over several months but often include discernible projects that have stated completion milestones and contractual amounts that are billed as these services are completed.
Allowance for Doubtful Accounts
     The Company maintains an allowance for doubtful accounts for estimated losses resulting from uncollectible amounts. Management specifically analyzes accounts receivable balances, customer credit-worthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts.
Cash and Cash Equivalents
     The Company considers all highly liquid investments with a remaining maturity at the date of purchase of three months or less to be cash equivalents. There were no cash equivalents for all periods presented.
Inventory
     Inventory of materials, components and direct broadcast satellite equipment is stated at the lower of cost or market, determined on a first-in, first-out basis. Market is determined as replacement cost for materials and components and net realizable value for direct broadcast satellite equipment.

Property, Plant and Equipment
     Property, plant and equipment are stated at cost, less accumulated depreciation. Repairs and maintenance expenditures are charged to operating expense as incurred. Depreciation is calculated on a straight-line basis over the expected useful lives of the property, plant and equipment as follows:

Vehicles	4 years
Tools	2 years
Equipment	5 years
Computer equipment and software	3 years
Office furniture and equipment	5 -7 years
Leasehold improvements	Shorter of economic life or term of the lease
     Software developed for internal use is capitalized in accordance with Statement of Position 98-1, “Accounting for Computer Software Developed or Obtained for Internal Use”, and is amortized over its estimated useful life of three years.
Investments
     Investments in entities that are not consolidated but over which the Company exercises significant influence are accounted for using the equity method of accounting.
     Equity securities having a readily determinable fair value and not classified as trading securities are classified as “available-for-sale securities” and reported at fair value, with unrealized gains and losses included in comprehensive income and reported as a separate component of shareholders’ equity net of related deferred income taxes. Gains and losses on the sale of available-for-sale securities are determined using the specific identification method. Declines in the fair value of individual available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.
Deferred Financing Costs
     Deferred charges relating to financing costs and credit facility arrangement fees associated with the issuance of long-term debt are included in other assets and are amortized to interest expense over the period to maturity of the related debt.
Insurance Premium Deposits
     The Company maintains a self-insurance program for property and casualty coverage, including workers compensation, automobile and general liability coverage. The program is administered by a U.S. based insurance company. As part of the self-insurance program, the Company is required to pay up to $500,000 for each individual workers compensation claim and up to $350,000 for each auto liability claim. For the most recent plan year, the amount payable by the Company was reduced to $100,000 for each individual workers compensation claim in the state of California. The aggregate limit is $26,650,000 for all workers compensation and automobile liability claims. The Company is required to pay up to $500,000 for each general liability claim for the period ended April 30, 2007. Any amounts exceeding the maximum amounts are covered by the Company’s umbrella insurance policy. As is common with these types of insurance programs, the Company is required to make periodic estimates of its ultimate actuarially determined liability, based on experience, claims filed and an estimate of claims incurred but not yet reported. These estimates take into account policy loss limits and future anticipated payouts on an individual claims basis. The Company makes periodic premium payments to the program administrator to cover claim payments as well as fixed costs associated with the administration of the plan. Such periodic payments can fluctuate based on the loss experience and actuarial estimates.
     The Company has restricted cash of $14,503,000 on deposit at December 31, 2006, and $14,750,366 at December 31, 2005, primarily related to the Company’s insurance plan (Note 4). The sufficiency of the restricted cash amount is determined by the insurance carrier and is based upon several factors which include the Company’s credit history, work force characteristics and historical claim results.

     The Company calculates the annual insurance cost using actuarial estimates provided by third-party service providers at the beginning of the plan year. For the most recent plan and the plan years prior to May 1, 2004, the Company was required to pre-pay the full estimated costs of insurance for the plan year. The accounting for these periods was to record a prepaid asset for the payments made in advance of the plan year. The prepaid asset is then amortized on a pro-rata basis each month during which the coverage is provided. For the plan years beginning on May 1, 2004 and May 1, 2005, the Company entered into an alternative arrangement with its insurance carrier which required the Company to pay the fixed costs associated with the insurance plan upfront, and pay the actual claim amounts as they were settled.
Goodwill
     Goodwill represents the excess of the purchase price paid in a business acquisition over the fair values of the identifiable assets acquired and liabilities assumed. The Company tests for goodwill impairment by reporting units on an annual basis and at any other time if events occur or circumstances change that suggest that goodwill could be impaired.
     The Company uses the two-step impairment process. The fair value of a reporting unit is compared with its carrying amount, including goodwill, in order to identify a potential impairment. When the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not to be impaired and the second step is unnecessary.
     If step one of the test is not met, an impairment loss is recorded for the carrying amount of the goodwill exceeding the implied value of that goodwill. Measurement of the fair value of a reporting unit is based on a fair value measure using the sum of the discounted estimated future cash flows (Note 8).
Intangible Assets
     Intangible assets primarily represent the value of customer contracts acquired. All intangible assets are charged to operations on a straight-line basis over their estimated useful life of 10 years.
Impairment or Disposal of Long-Lived Assets
     The Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that its carrying amount may not be recoverable. Recoverability is assessed based on the carrying amount of the asset and its net recoverable value, which is generally determined based on undiscounted cash flows expected to result from the use and the eventual disposal of the asset. An impairment loss is recognized to write the asset down to its fair value.
Income Taxes
     The Company accounts for income taxes using the liability method, whereby deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities measured using income tax rates and laws that are expected to be in effect when the differences are expected to reverse. Income tax expense for the period is the tax payable for the period and any change during the period in deferred tax assets and liabilities. A valuation allowance is provided to the extent that it is more likely than not that deferred tax assets will not be realized.
Use of Estimates
     The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. The most significant assumptions made by management in the preparation of the Company’s consolidated financial statements include provisions for credit adjustments and doubtful accounts to reflect credit exposures and unrecoverable amounts, valuation allowances and impairment assessments for various assets including customer contracts and goodwill, property, plant and equipment, deferred income taxes, accruals related to liabilities arising from legal claims, periodic estimates of ultimate liabilities related to losses associated with workers compensation and employment liability, business automotive liability and general liability insurance claims and liabilities associated with derivative financial instruments and embedded derivatives. Actual results could differ as a result of revisions to estimates and assumptions which may have a material impact on financial results of future periods.

Foreign Currency Translation
     The Company’s functional currency is the United States dollar. The financial statements of the foreign subsidiaries are measured using the United States dollar as the functional currency. Included in the Company’s consolidated financial statements are the results of all foreign operations. Consequently, monetary assets and liabilities of the wholly-owned subsidiaries are translated into United States dollars at exchange rates in effect at the consolidated balance sheet dates with non-monetary assets and liabilities being translated into United States dollars at historical exchange rates. Revenue and expense items were translated at average exchange rates prevailing during the period. The resulting gains or losses were reflected in net loss for the period.
Net Loss per Share
     Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. The computation of diluted loss per share assumes the basic weighted average number of common shares outstanding during the period is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. The dilutive effect of warrants and stock options is determined using the treasury stock method. For the periods ended December 31, 2006, December 31, 2005 and December 25, 2004, diluted loss per share is equivalent to basic loss per share as the outstanding options and warrants are anti-dilutive.
Leases
     Leases have been classified as either capital or operating leases. Leases which transfer substantially all of the benefits and risks incidental to the ownership of assets are accounted for as if there were an acquisition of an asset and incurrence of an obligation at the inception of the lease and are accounted for as capital leases. All other leases are accounted for as operating leases wherein rental payments are expensed as incurred.
Stock-Based Compensation
     In 2003, the Company prospectively adopted Statement of Financial Accounting Standard (“FAS”) 123, “Accounting for Stock-Based Compensation” as amended by FAS 148, “Accounting for Stock-Based Compensation — Transition and Disclosure”. These accounting standards recommend the expensing of stock option grants after January 1, 2003. The standards recommend that the fair value of stock options be recognized in income over the applicable vesting period as a compensation expense. Any consideration paid by employees on exercise of stock options or purchse of stock is credited to share capital.
     In December 2004, the FASB enacted FAS 123 — revised 2004 (“FAS 123R), “Share-Based Payment”, which replaces FAS 123. FAS 123R requires the measurement of all employee share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in the consolidated statement of operations. The Company was required to adopt FAS 123R in the first quarter of 2006. There was no impact on the Company based on the adoption of the new requirements under FAS 123R.
Impact of Recently Issued Accounting Standards
     In February 2006, the FASB issued SFAS 155 — Accounting for Certain Hybrid Financial instruments — an amendment of FASB Statements No. 133 and 140 (“SFAS 155”). SFAS 155 resolves issues addressed in Statement 133 Implementation Issue No. D1 “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” This Statement:
•	Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation.

•	Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133.

•	Establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation.

•	Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives.

•	Amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

     SFAS 155 is effective for all financial instruments acquired or issued after the beginning of the Company’s fiscal year that commences on January 1, 2007. The Company is currently evaluating the implications of this Statement.
     In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the Company’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”, and prescribes a minimum recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax provision taken or expected to be taken in a tax return. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. The Company is currently reviewing FIN 48, but has not yet determined the impact on the consolidated financial statements.
     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for the fiscal years beginning after November 15, 2007. The Company is currently reviewing SFAS 157, but has not yet determined the impact on the consolidated financial statements.
     On December 21, 2006, the FASB issued EITF 00-19-2, “Accounting for Registration Payment Arrangements”. The Company is currently reviewing EITF 00-19-2, but has not yet determined the impact on the consolidated financial statements.
3. FINANCIAL INSTRUMENTS
     The estimated fair values of financial instruments are based on the relevant market prices and information available. These fair value estimates are not indicative of the amounts that the Company might receive or incur in actual market transactions. The carrying values of cash and cash equivalents, accounts receivable, insurance premium deposits, accounts payable and accrued liabilities approximate their fair values due to the relatively short periods to maturity of these financial instruments. The carrying values of long-term debt and capital lease obligations approximate their fair values as these financial instruments bear market rates of interest, and as such are subject to risk relating to interest rate fluctuations.
     Credit exposure on financial instruments arises from the possibility that a counterparty to an instrument fails to perform. The Company performs ongoing credit evaluations of customers and generally does not require collateral. Allowances are maintained for potential credit losses. The Company is economically dependent on one customer and the temporary or permanent loss of this customer would have a material adverse effect on the Company’s results of operations and financial condition (Note 23).
     The Company’s financial instruments include loans bearing an interest rate based on the prime rate plus 3% to prime plus 5% and are therefore subject to risk relating to interest rate fluctuations.
4. RESTRICTED CASH
     As of December 31, 2006 and December 31, 2005, the Company has restricted cash, in the form of term deposits of approximately $14.5 million and $14.8 million, respectively. These term deposits are used to collateralize obligations associated with its insurance program and for contractor licensing surety bonds in several states. Interest earned of 1% to 5% on these funds is received monthly and is not subject to restriction.
5. INVENTORY
     Inventory consists of the following:

	December 31, 2006	December 31, 2005
Direct broadcast satellite	$12,633,189	$16,676,629
equipment Materials and components	3,182,959	3,626,038

	$15,816,148	$20,302,667

     Direct broadcast satellite equipment represents equipment purchased from DIRECTV to service DIRECTV’s customers. Certain items of this inventory are directly reimbursed to the Company on installation for an amount equal to the initial purchase price. Therefore, no revenue or cost of sales are recorded with respect to this inventory with the exception of a charge to direct expenses for loss due to theft or damage.

6. PREPAID EXPENSES AND OTHER ASSETS
     Prepaid expenses and other assets consist of the following:

	December 31, 2006	December 31, 2005
Prepaid rent	$83,481	$375,615
Prepaid expenses	1,301,894	1,017,462
Insurance premium deposits	6,524,880	646,169

	$7,910,255	$2,039,246

7. PROPERTY, PLANT AND EQUIPMENT
     Property, plant and equipment consist of the following:

	December 31, 2006	December 31, 2005
Cost
Vehicles	$49,307,080	$44,439,884
Tools and equipment	4,629,918	2,855,997
Computer equipment and software	4,115,997	5,529,273
Office furniture and equipment.	1,537,515	1,643,576
Leasehold improvements	602,592	562,871

	$60,193,102	$55,031,601
Accumulated Depreciation
Vehicles	$(18,533,260)	$(8,091,288)
Tools and equipment	(2,754,619)	(1,879,379)
Computer equipment and software	(2,738,050)	(2,055,666)
Office furniture and equipment.	(960,480)	(1,017,485)
Leasehold improvements	(323,803)	(329,712)

	$(25,310,212)	$(13,373,530)

Net book value	$34,882,890	$41,658,071

     Depreciation expense charged to continuing operations for fiscal years 2006, 2005 and 2004 was $13,560,340, $6,151,059 and $2,129,959, respectively. Property, plant and equipment include assets under capital leases of $30,805,454, net of accumulated depreciation of $15,761,508 as of December 31, 2006, and $36,396,714, net of accumulated depreciation of $4,436,366 as of December 31, 2005. The fiscal years ended December 31, 2006 and December 31, 2005 included depreciation of $232,289 and $11,159, respectively, in loss from discontinued operations.
8. GOODWILL AND CUSTOMER CONTRACTS
     The carrying amounts of intangibles are as follows.

	Goodwill	Customer Contracts
Balance as of December 31, 2004	$11,231,609	$35,792,994
Additions (Reductions)	313,202	(2,013,966)
Amortization expense		(4,097,436)
Impairment	(196,886)	(716,785)

Balance at of December 31, 2005	11,347,925	28,964,807
Amortization expense	—	(3,714,850)
Impairment	(313,202)	(177,201)

Balance at of December 31, 2006	$11,034,723	$25,072,756

     Amortization expense charged to continuing operations for the fiscal years ended December 31, 2006, December 31, 2005 and December 25, 2004 was $3,712,673, $4,093,985 and $2,851,590, respectively. The fiscal years ended December 31, 2006 and December 31, 2005 included amortization of $2,177 and $3,451 respectively, in loss from discontinued operations.
     Estimated future amortization expense is as follows:

2007	$3,681,503
2008	3,681,503
2009	3,681,503
2010	3,681,503
2011	3,681,503
Thereafter	6,665,241

Total	$25,072,756

     Additions to goodwill and customer contracts in 2005 relate to a business acquisition completed by the Company on March 22, 2005
(Note 15). Reductions in customer contracts relate to the settlement of the outstanding litigation with the selling shareholders of Mountain Center Inc. (“Mountain”) which resulted in a reduction of long-term debt of $1.2 million, a reduction in the deferred tax liability of $0.8 million and a corresponding reduction of customer contracts of $2.0 million.
     Goodwill impairment is deemed to exist if the net book value of a reporting unit exceeds its estimated fair value. Goodwill impairment is evaluated on an annual basis (or sooner if indicators of impairment are identified) using the two-step impairment process. As a result of the shutdown of certain operating branch locations, the Company wrote off the remaining goodwill and customer contracts associated with those branches. In 2006, the Company recorded a goodwill impairment charge of $313,202 and a customer contract impairment charge of $177,202 in loss from discontinued operations. In 2005, the Company recorded a goodwill impairment charge of $196,886 and a customer contract impairment charge of $716,785, of which $305,575 was included in loss from discontinued operations in 2005. In 2004, the Company recorded a goodwill impairment charge of $233,648 and a customer contract impairment charge of $2,394,795, of which $1,245,072 was included in loss from discontinued operations.
     The customer contracts represent the agreement between the Company and its customers to provide installation, upgrade and repair services to the customers’ subscribers. The contracts typically include exclusivity arrangements. The exclusivity arrangements limit the Company’s ability to sign contracts with the Company’s customers’ competitors if the competitor sells the same services in the same markets as the Company’s current customers. These contracts were recognized apart from goodwill as the assets resulted from contractual or other legal rights and are capable of being separated or divided from the acquired enterprise. The acquired companies had existing contracts with their customers at the time of the acquisition. These contracts required the Company to provide installation and other services over a period of time in a specific geographic area on an exclusive basis for the Company’s customers. As such, a value was assigned to the future benefits to be realized from this exclusive contractual arrangement with the Company’s customers.
9. OTHER ASSETS
     Other assets consist of the following:

	December 31,	December 31,
	2006	2005
Deferred financing costs (net of accumulated amortization of $1,590,620 and $390,680, respectively)	$3,661,598	$300,674
Security deposits	666,002	639,042
Other miscellaneous	57,150	65,833

	$4,384,750	$1,005,549

10. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
     Accounts payable and accrued liabilities consist of the following:

	December 31,	December 31,
	2006	2005
Equipment purchase liability	$44,497,745	$41,291,915
Accrued insurance	9,556,789	12,471,009
Trade accounts payable	8,461,228	8,910,330
Accrued payroll and employee benefits	7,238,919	2,799,148
Accrued costs for legal settlements (Note 22)	1,671,000	2,500,000
Taxes payable	584,659	913,598
Restructuring reserve (Note 17)	6,825	577,437
Other accrued expenses	6,669,079	7,201,032

	$78,686,244	$76,664,469

     The accounts payable and accrued liabilities amount includes $44.5 million and $41.3 million as of December 31, 2006 and December 31, 2005, respectively, payable to DIRECTV, a major supplier of the equipment used by the Company in its installation business. The amount due from DIRECTV once this equipment is installed is included in accounts receivable and was $17.9 million and $19.5 million at December 31, 2006 and 2005, respectively.
     The Company is currently party to a class action lawsuit filed in federal court in Seattle, Washington brought by current and former employees. The claims relate to alleged violations of Washington wage and hour laws. The class period dates back to April 2002. As a result of this class action, the Company established a reserve for estimated costs of $2.5 million at December 31, 2005 (Note 22). As of December 31, 2006, $1.7 million remained in this reserve.

11. LONG-TERM DEBT AND COMMON STOCK PURCHASE WARRANTS
     Long-term debt consists of the following:

	December 31, 2006	December 31, 2005
	(Restated)
Revolving credit facility and over advance facility of up to $37,000,000 bearing interest at prime plus 3% to 5%, subject to a minimum interest rate of 10% to 11% with interest payable monthly. The revolving credit facility is subject to the Company’s eligible trade receivables and inventory as per the debt agreement and collateralized by the Company’s real and personal property. For the period of August 1, 2006 to July 31, 2007, the Company can draw in excess of the eligible trade receivables and inventory an over advance of up to $9,000,000 but not to exceed a cumulative amount of $37,000,000. At December 31, 2006 the interest rate for the revolving credit facility was 11.25% and the interest rate for the over advance facility was 13.25% with an effective interest rate of 12.21%. Repayment is due on or before July 31, 2009. The credit facility may be borrowed, repaid, and reborrowed in accordance with the terms of the Security Agreement.
	$19,758,475	—
Term note, bearing interest at prime plus 5%, subject to a minimum interest rate of 12% and interest is payable monthly. At December 31, 2006, the interest rate was 13.25% with an effective interest rate of 17.5%. Repayments of the term note commence on February 1, 2007 for $666,667 per month, with the final payment due on July 31, 2009	19,008,242	—
Revolving credit facility of up to $16,500,000, bearing interest at prime plus 3.00% or LIBOR plus 4.50% at the option of the Company, and is payable quarterly. The revolving credit facility is secured by all of the Company’s existing and after-acquired real and personal property. At December 31, 2005, the interest rate was 8.2431% and repayment on the revolving credit facility commenced March 31, 2004 at specified reduction rates running through September 30, 2006. This revolving credit facility was paid in full to the lender during the third quarter of 2006	—	16,500,000
Term Note A bearing interest at prime plus 3.50% or LIBOR plus 5.00% at the option of the Company, accrues monthly interest commencing in April 2002 and is payable quarterly commencing in April 2003. The note is secured by all of the Company’s existing and after-acquired real and personal property. At December 31, 2005, the interest rate was 8.7431%. The note is repayable in one final payment of $12,459,721 on September 30, 2006. This Term Note A was paid in full to the lender during the third quarter of 2006	—	12,459,721
Term Note B, bearing interest at prime plus 4.50% or LIBOR plus 6.00% at the option of the Company, accrues monthly interest commencing in April 2002 and is payable quarterly commencing in May 2005. The note is secured by all of the Company’s existing and after-acquired real and personal property. At December 31, 2005, the interest rate was 9.7431%. The Company made a payment of $6,600,000 in the first quarter of 2006 and one final payment of $3,835,788 during the third quarter of 2006	—	10,435,788
Debt issuance cost payable, unsecured and non-interest bearing, discounted at 10.9%, due on September 30, 2006	—	638,997

Total debt	38,766,717	40,034,506
Less: current portion	(26,502,096)	(40,034,506)

Total long-term debt	$12,264,621	$—

     On August 1, 2006, the Company refinanced its current long-term debt with Laurus Master Fund (the “Investor”), an arm’s-length third party.
     Pursuant to the original terms of the debt agreement with Laurus Master Fund, Ltd. (“Laurus”), the Company, through its wholly owned subsidiary 180 Connect, Inc. (“180 Connect Nevada”), had available a maximum amount of $57 million of debt comprising a term facility of $20 million and a combined revolving credit facility and over-advance facility of up to $37 million. The revolving credit facility is subject to the Company’s eligible trade receivables and inventory as per the debt agreement. For the period of August 1, 2006 to July 31, 2007, the Company can draw in excess of the eligible trade receivables and inventory an over-advance amount up to $9 million but not to exceed a cumulative amount of $37 million. The interest rates on the new debt range from prime plus 3% to prime plus 5%, subject to a minimum interest rate of 10% to 12%, and are therefore subject to risk relating to interest rate fluctuations. Monthly term loan repayments commence February 1, 2007 for $666,667.
     The debt agreement states that there are no financial covenants of the Company with respect to such facilities but includes other covenants and events of default typical for credit facilities of this nature. This facility is collateralized by a security interest in all of the assets of the Company.
     The debt agreement includes a stock purchase agreement which provides for the Company to issue warrants for Laurus to purchase up to two million common shares for nominal consideration of Canadian $0.01 per share, having a term of seven years. The issuance of the warrants to Laurus was approved by the shareholders of the Company at the Company’s annual and special meeting held June 30, 2006. Laurus has agreed not to sell any common shares of the Company issuable upon exercise of the warrants for a period of twelve months following the date of issuance of the warrants. Thereafter, Laurus may, at its option and assuming exercise of the warrants, sell up to 250,000 common shares of the Company per calendar quarter (on a cumulative basis) over each of the following eight quarters (Note 26).
     The common stock purchase warrants were valued at $3,286,967, net of $299,165 in issue costs, using the Black-Scholes option pricing model using the following variables: volatility of 76.64%, expected life of seven years, a risk free interest rate of 4.5% and a dividend of nil. The fair value of the loan was measured using a three-year maturity and the present value of the cash payments of interest and principal due under the terms of the debt agreement discounted at a rate of 17.5% which approximates a similar non-convertible financial instrument with comparable terms and risk. Under Emerging Issues Task Force No.00-19 and APB Opinion No.14, the fair value of warrants issued in connection with the stock purchase warrants would be recorded as a reduction to the proceeds from the issuance of long-term debt, with the offset to additional paid-in capital. At December 31, 2006, the Company has recorded $589,845 of interest expense for the accretion of the loan discount.
     The Company paid $3,515,471 of issuance costs to complete the long-term debt financing. The issuance costs have been recorded based on a pro rata calculation of the fair value of the components of the debt and warrants for $3.2 million and $0.3 million, to other assets and warrants, respectively. The issuance costs related to the long-term debt were recorded in other assets and are being amortized over the three-year period to maturity of the debt agreement with the Investor.
     The replacement credit facilities resulted in the extinguishment of approximately $33 million of short-term debt maturing September 30, 2006. These facilities were collateralized by a security interest in and lien upon all of the Company’s real and personal property. During the third quarter of 2006, the Company recognized a gain of $1,233,001 on the extinguishment of this debt with its previous lender. The gain was a result of the Company’s negotiations with its prior lender, reducing the amount of its final payment including any accrued interest to an agreed upon amount below what had previously been recorded by the Company.

     Subsequent to the issuance of the Company’s consolidated financial statements as of and for the year ended December 31, 2006, the Company’s management determined that an error existed in the previously issued consolidated balance sheet. The Company determined that the long-term debt for the Revolver credit facility as at December 31, 2006 should be classified as current in accordance with EITF-95-22, “Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements that Include Both a Subjective Acceleration Clause and a Lockbox Arrangement” (“EITF 95-22”). As a result, the accompanying balance sheet as of December 31, 2006 has been restated from amounts previously reported in Form 8-K dated August 24, 2007. The restatement had no impact on the previously reported consolidated statement of operations and comprehensive loss, shareholders’ equity or cash flows. A summary of the effects of this restatement is as follows:

	Previously Reported	As restated
	December 31, 2006	December 31, 2006
Current portion of long-term debt.	$5,967,674	$26,502,096
Long-term debt	32,799,043	12,264,621
     The Company’s revolving credit facility (the ‘Revolver”) requires a lockbox arrangement, which provides for all receipts to be swept daily to reduce borrowings outstanding under the credit facility. This arrangement, combined with the existence of a subjective acceleration clause in the revolving credit facility, requires that the borrowings under the Revolver be classified as a current liability on the balance sheet in accordance with EITF 95-22. The acceleration clause could allow the Company’s lender to forego additional advances should they determine there has been a material adverse change in the Company’s financial position or prospects reasonably likely to result in a material adverse effect on the Company’s business, condition (financial or otherwise), operations, performance or properties. The Company believes that no such material adverse change has occurred; further, as of March 27, 2008, the Company’s lender had not informed the Company that any such event had occurred.
12. CONVERTIBLE DEBENTURES AND WARRANTS
     On March 22, 2006 the Company completed a private placement with a group of qualified, accredited institutional investors of $10,686,101 of convertible debentures and warrants. The convertible debentures bear interest at 9.33% per annum, have a term of five years, are due March 22, 2011, and are convertible into 4,486,000 common shares at an initial conversion price of $2.3821 per share. The warrants, which have a four-year term, are exercisable into 1,570,100 common shares of the Company at an exercise price of $2.5986 per share.
     On March 7, 2007, the Company received written approval from the institutional investors of the holders of the Company’s convertible debentures and warrants for an extension of the original requirement to be listed or quoted on a U.S. trading market. If the Company’s common stock, or the shares of Ad.Venture Partners, Inc. (“AVP”) in the event of a successful merger (see Note 25(b) — Subsequent Events), is not listed on a U.S. trading market as soon as reasonably practicable after the earlier of the date on which the transaction proposed in the Arrangement Agreement is consummated or the ninetieth day following the date on which the Arrangement Agreement is terminated by either party, but no later than August 31, 2007 (the “Required Listing Date”),the Company shall be required to immediately pay retroactive monthly principal payments of $1.0 million from January 1, 2007. The Company shall thereafter be obligated to make monthly principal payments of $1.0 million on each ensuing monthly redemption date until fully paid by November 30, 2007 regardless of whether or not the Company subsequently obtains a listing of the common stock on a U.S. trading market. The Company’s obligation to delist from the Toronto Stock Exchange (“TSX”) on or before December 31, 2006 has also been conditionally waived and replaced with an obligation to delist the common stock from the TSX on or before the ninetieth day following the Required Listing Date.
     In the event the Company does not meet deadlines relating to the filing and effectiveness of the registration statement, the Company is required to pay, on a monthly basis, liquidated damages of approximately $214,000 per month (2% of the aggregate purchase price paid by the investors in the private placement), up to a maximum of approximately $3.4 million, until such obligations are fulfilled.
     The debentures are convertible, in whole or in part into common shares at the option of the holder, at any time after the original issue date, subject to certain conversion limitations. The holder also has the option to force redemption of some or all of its outstanding debentures at any time after the three-year anniversary of the original issue date. Therefore, the life of the debentures is deemed to be three years. If the price of the Company’s common stock exceeds $5.9551 for a period of any 20 consecutive days, on a U.S. trading market, the Company may have the holder convert up to 50% of the then outstanding principal amount of debentures. If the price of the Company’s common stock exceeds $7.0379 per share for any 20 consecutive trading days, the Company may force a holder to convert all or part of the outstanding principal amount of the debentures.

     The Company shall pay interest to the holder on the aggregate unconverted and then outstanding principal amount of the debenture at the rate of 9.33% per annum, increasing to 12% per annum if the Company’s common stock, or the shares of AVP in the event of a successful merger, are not listed or quoted on a U.S. trading market on or before the Required Listing Date, payable quarterly, in arrears. If the Company’s common stock, or the shares of AVP in the event of a successful merger, are not listed on a U.S. trading market on or before the Required Listing Date, the Company shall be required to immediately pay the interest rate increase retroactive to January 1, 2007 and the interest rate increase shall apply prospectively thereafter, regardless of whether or not the Company subsequently obtains a listing of the common stock on a U.S. trading market. The interest rate shall be reduced by 1.33% beginning in the month following the date the holder receives an opinion from counsel to the Company, in form and substance reasonably satisfactory to the holder, that distributions including interest payments under this debenture are no longer subject to mandatory tax withholding under the Income Tax Act (Canada).
     SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended, requires that an embedded derivative included in a debt arrangement for which the economic characteristics and risks are not clearly and closely related to the economic characteristics of the debt host contract be measured at fair value and presented as a liability. Changes in fair value of the embedded derivative are recorded in the consolidated statements of operations and deficit at each reporting date. Embedded derivatives that meet the criteria for bifurcation from the convertible debt and that are therefore measured at fair value consist of (i) a holder conversion option whereby the Holder may elect to convert at any time with an initial conversion price of $2.38 per share, (ii) accelerated repayment due to default provisions including change in control and other fundamental transactions in which the holders may receive the greater of 120% of the outstanding principal amount plus accrued interest or the conversion value, (iii) forced conversion provisions whereby the Company may force conversion of the outstanding balance of the debenture into common stock based upon the Company’s stock price, and (iv) an accelerated repayment schedule and stepped up interest required in the event that a U.S. stock exchange listing is not completed by a specified date.
     The warrants issued with the convertible debenture are presented as a liability because they do not meet the criteria of EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, for equity classification. Subsequent changes in fair value are recorded in the consolidated statements of operations and deficit.
     The Company allocated the gross proceeds received to the convertible debt and warrants on a relative fair value basis. The embedded derivatives were then measured at fair value and the residual amount was allocated to the debt host. The Company allocated $5.3 million to the debt, $1.1 million to the warrants and $4.3 million to the embedded derivatives. The issuance costs of $1.4 million related to the transaction were allocated to the debt and the warrants based upon their relative fair value which approximates the relative costs to raise capital for debt and equity. Issuance costs of $0.2 million allocated to the warrants were expensed on the origination date of the transaction. Issuance costs of $1.2 million allocated to the debt and included in other assets will be amortized over the deemed life of three years. Each reporting period, the Company is required to accrete the carrying value of the convertible debentures such that at the deemed maturity date of March 22, 2009 the carrying value of the debentures will be their face value of $10.7 million. As of December 31, 2006, the Company recognized $1,020,148 in accretion expense which has increased the value of the convertible debentures from $5.3 million to $6.3 million.
     The following table shows the changes in the fair values of derivative instruments recorded in the consolidated financial statements for fiscal year 2006.

		Embedded
	Warrants	Derivatives	Total
Fair value at origination	$1,076,693	$4,352,972	$5,429,665
Changes in fair value	(41,486)	(1,322,450)	(1,363,936)

Fair value, December 31, 2006	$1,035,207	$3,030,522	$4,065,729

     If at any time after one year from the date of issuance of the warrants there is no effective registration statement registering, or no current prospectus available for, the resale of the warrant shares by the holder, and the common stock is listed on a U.S. trading market, then the warrant may also be exercised at such time by means of a cashless exercise in which the holder shall be entitled to receive a certificate for the number of warrant shares equal to the quotient obtained by dividing the average stock price for the five trading days immediately preceding the date of such election less the exercise price of the warrant, as adjusted multiplied by the number of warrant shares issuable upon exercise of the warrant in accordance with the terms of the warrant by means of a cash exercise rather than a cashless exercise.
     The consummation of the Arrangement Agreement constitutes an event of default as it a fundamental transaction under 180 Connect’s convertible debt agreement. On August 29, 2007, the lenders exercised their right to redeem the convertible debentures in full in the amount of approximately $10.4 million plus accrued interest of $0.1 million in accordance with the terms of the convertible debenture agreement. See note 25.

13. LEASE COMMITMENTS
(a) Operating Leases
     The Company leases office, warehouse facilities and equipment under various non-cancelable operating lease agreements which expire on various dates through 2012.
     Future minimum annual lease payments under such lease agreements that have initial or remaining terms in excess of one year at December 31, 2006 are as follows:

2007	$3,979,706
2008	3,172,658
2009	2,324,508
2010	1,735,670
2011	1,137,911
2012	263,042

$12,613,495

     The Company has a contingent exposure on certain property leases related to repairs and/or maintenance costs that the landlord, at its discretion, may incur and charge to the Company. Operating lease expense for the year ended December 31, 2006, the period December 26, 2004 to December 31, 2005 and the period December 28, 2003 to December 25, 2004 was $3,980,584, $4,039,214 and $2,990,600, respectively.
(b) Capital Leases
     At December 31, 2006, the future minimum annual payments under capital lease obligations are as follows:

2007	$14,214,126
2008	11,332,805
2009	4,393,730
2010	121,597

Future minimum lease payments	30,062,258
Less: amount representing interest	1,816,042

Present value of minimum lease payments	28,246,216
Less: current portion	13,033,104

$15,213,112

     As of December 31, 2006, the Company has acquired 2,589 vehicles which relate to $28.2 million of remaining principal related to capital lease obligations. The interest rates for the remaining lease obligations are both fixed and variable. The fixed interest rates range from 5.2% through 6.2% and the variable interest rates are determined quarterly using the Merrill Lynch AA published trading Corporate Bond index plus 0.25%.
     At December 31, 2005, the future minimum annual payments under capital lease obligations are as follows:

2006	$13,434,784
2007	10,587,818
2008	9,662,538
2009	4,467,674

Future minimum lease payments	38,152,814
Less: amount representing interest	3,294,948

Present value of minimum lease payments	34,857,866
Less: current portion	11,881,026

$22,976,840

     As of December 31, 2005, the Company has acquired 2,262 vehicles which relate to $34.9 million of remaining principal related to capital lease obligations. The interest rates for the remaining lease obligations range from 4.475% through 5.801%.
14. SHAREHOLDERS’ EQUITY
(a) Authorized
     Unlimited number of voting common shares.
(b) Issued

	Class B Series 1 Special Shares		Common Shares
	Shares	$	Shares	$
Balance, December 27, 2003	16,324,272	$30,324,102	631,667	$640,848
Issuance on exercise of stock options
— for cash	—	—	223,778	1,324,098
— for other consideration	—	—	2,747,985	1,958,556
Conversion of Class B shares to common shares	(16,324,272)	(30,388,540)	16,324,272	30,388,540
Repayment of share purchase loans (i)	—	64,438	—	—
Issuance of shares from initial public offering	—	—	3,750,000	30,000,000
Issuance of shares from over allotment	—	—	150,000	1,200,000
Share issue costs	—	—	—	(4,154,694)

Balance, December 25, 2004	—	$—	23,827,702	$61,357,348
Issuance on exercise of stock options — for cash	—	—	681,412	4,212,448
Normal course issuer bid (ii)	—	—	(292,200)	(759,828)

Balance, December 31, 2005	—	—	24,216,914	$64,809,968
Issuance on exercise of stock options — for cash	—	—	259,712	1,587,640

Balance, December 31, 2006	—	$—	24,476,626	$66,397,608

(i)	Employee share purchase loans in the aggregate amount of $64,438 were repaid in the first quarter of 2004. As of December 31, 2005 and December 25, 2004, total employee loans debited to share capital amounted to nil and nil, respectively.

(ii)	During the twelve months ended December 31, 2005, the Company purchased for cancellation 292,200 of its common shares for $1,158,048 in connection with the normal course issuer bid, of which $759,828 was attributed to share capital and the remaining $398,220 was attributed to the deficit.
(c) Employee stock options
     As of December 31, 2006, the Company has 583,244 options outstanding to employees and directors of the Company (December 31, 2005 — 1,426,666) to purchase an equal amount of common shares for an exercise price equal to the fair market value of the Company’s common shares on the date of the grant. The options have a life of up to 10 years from the date of grant. Vesting terms and conditions are determined by the Board of Directors at the time of grant and vesting terms range from three to five years. The Company does not have a stock option plan; rather it has stock option agreements with certain individuals.

     The following table summarizes the Company’s stock option activity:

			Period from December 26, 2004		Period from December 28, 2003
	Year Ended December 31, 2006		to December 31, 2005		to December 25, 2004
		Weighted		Weighted		Weighted
	Number of	Average	Number of	Average	Number of	Average
	Options	Exercise Price	Options	Exercise Price	Options	Exercise Price
Outstanding, beginning of period	1,426,666	$1.31	2,154,349	$1.19	5,775,405	$1.37
Granted	—	—	—	—	—	—
Exercised	(259,712)	$1.00	(681,412)	$1.07	(3,605,633)	$1.00
Cancelled	(583,710)	$1.00	(46,271)	$1.00	(15,423)	$1.00

Outstanding, end of period	583,244	$1.75	1,426,666	$1.31	2,154,349	$1.19

Options exercisable, end of period	583,244	$1.75	1,037,369	$1.31	1,241,751	$1.19

     The following table summarizes information about stock options outstanding as at December 31, 2006:

	Options Outstanding and Exercisable
		Weighted Average
		Remaining
	Number	Contractual Life	Weighted Average
Exercise Price	of Shares	(Years)	Exercise Price
$1.00	182,904	0.9	$1.00
$2.09	400,340	4.0	$2.09
     Stock-based compensation for non-employees and employees is measured and recorded in the consolidated financial statements at fair value. In connection with the acquisition of the remaining 7% interest in Cable Play Inc., the Company exchanged 2,726,592 of its options for 3,181,922 options of those previously granted by Cable Play Inc. The Company applied FASB interpretation No.44 (“FIN 44”), “Accounting for Certain Transactions Involving Stock Compensation.” The fair value of the unvested options granted at the date of acquisition of $4,126,541 was recognized as compensation cost over the remaining vesting periods resulting in compensation expense of $91,214, $1,321,681 and $2,713,646 for the years ended December 31, 2006, December 31, 2005 and December 25, 2004, respectively.
(d) Accumulated Other Comprehensive Income
     As at December 31, 2006 and 2005, the Company’s accumulated other comprehensive income is comprised solely of translation adjustments. At December 31, 2004, the Company’s accumulated other comprehensive income also included an unrealized gain on available-for-sale securities.

15. ACQUISITIONS
(a) 2005
     On March 22, 2005, the Company acquired certain assets and liabilities of Digital Interiors, Inc., including customer contracts, for $429,603 cash plus additional contingent purchase consideration based upon certain operating performance metrics for Digital Interiors, Inc. over the next 18 months. This additional contingent consideration is not included as part of the purchase equation as no additional amounts are due.
     This acquisition was accounted for under the purchase method of accounting, the application of which requires the use of management’s judgment and estimates and third-party valuation professionals as to the determination of the fair market values of the assets and liabilities acquired.
     The allocation of fair value is as follows:

Inventory	$77,366
Property, plant and equipment	129,773
Goodwill	313,202
Customer contracts	27,000
Trade name	187,000

Net assets acquired	$734,341
Net liabilities assumed	304,738

Cash consideration	$429,603

     The Company has included the revenue and expenses of this acquired company in these consolidated financial statements from the date of acquisition (March 22, 2005).
(b) 2004
     In January 2004, the Company acquired all of the outstanding stock of Mountain Center, Inc. (“Mountain”) for a purchase price, net of estimated amounts due from the sellers and discount of the consideration to present value, including acquisition related costs, of approximately $7.2 million. The Company paid $3.0 million at the closing of the purchase, with additional amounts payable of $1.0 million 30 days after the closing of the Company’s initial public offering and six annual non-interest bearing payments of $1.0 million commencing in January 2005, subject to the Company’s right of offset for certain pre-acquisition claims. At the time of the acquisition, Mountain was a defendant in three lawsuits filed in the state of California for employment-related breaches. The Company stopped making payments to Mountain when it was determined that the expected settlement amount exceeded that agreed to in the purchase price. Mountain sued the Company for non-payment. The California employment-related lawsuits were settled at mediation on February 24, 2005 for $8.0 million which included legal fees incurred by the Company. The Company was responsible for paying the damages and offset the amounts paid on the previous owners’ behalf against amounts owed to the previous owner. During the fourth quarter of 2005, the Company settled all outstanding litigation matters with the selling shareholders of Mountain for $2.95 million. The settlement resulted in the reduction of long-term debt of $1.2 million, a reduction in the deferred tax liability of $0.8 million and a corresponding reduction in customer contracts of $2.0 million.
     This acquisition was accounted for under the purchase method of accounting, the application of which requires the use of judgment and estimates as to the determination of the fair market values of the assets and liabilities acquired.

     The allocation of fair value, adjusted in 2005, is as follows:

Cash	$3,551,425
Other assets	15,612
Property plant and equipment	696,982
Customer contracts	21,189,221
Debt assumed	(1,045,605)
Working capital deficit	(7,042,751)
Deferred tax liability	(6,594,957)
Additional liabilities assumed	(3,611,631)

Net assets acquired	$7,158,296

16. RELATED PARTY TRANSACTIONS
     During the second quarter of 2006, the Company entered into an arrangement with a member of its Board of Directors for professional services to be provided in connection with the Company’s long-term debt refinancing and strategic alternatives process. The agreements provide for maximum base compensation of $300,000. During 2006, in addition to base salary payments, the director earned and was paid $240,000 in connection with the Company’s debt refinancing. Included in accounts payable and accrued liabilities is an amount of $150,000 related to a discretionary performance bonus payable as at December 31, 2006. Additional bonuses up to $360,000 can be earned by the director in connection with closing of the arrangement transaction with AVP or as part of the Company’s discretionary bonus plan.
     Beginning in fiscal 2004, the Company required its senior management to spend the majority of their time at the Company’s Fort Lauderdale headquarters. To that end, the Company paid $245,000 to purchase 17.19% of the former Chief Executive Officer’s home in the United States. The former Chief Executive Officer had the option to purchase the Company’s interest at a later date. Subsequent to December 25, 2004, the former Chief Executive Officer purchased the 17.19% interest in the home from the Company. There was no gain or loss recorded on this transaction.
17. RESTRUCTURING COSTS
     Restructuring costs and remaining reserve as of December 31, 2006 consist of the following:

	Reserve	Restructuring	Paid During	Reserve
	December 31, 2005	Costs Incurred in 2006	2006	December 31, 2006
Severance	$549,987	$560,173	$1,110,160	$—
Moving expenses	—	185,261	184,761	500
Rent expense	27,450	—	27,450	—
Other	—	147,254	140,929	6,325

Total restructuring	$577,437	$892,688	$1,463,300	$6,825

     Moving costs are associated with the Company’s relocation of its back office operations and corporate offices to Denver.
     Restructuring costs and remaining reserve as of December 31, 2005 consist of the following:

	Reserve	Restructuring Costs
	December 25, 2004	Incurred in 2005	Paid During 2005	December 31, 2005
Severance	$—	$1,439,339	$889,352	$549,987
Moving expenses	—	136,341	136,341	—
Rent expense	—	32,805	5,355	27,450
Other	—	64,000	64,000	—

Total restructuring	$—	$1,672,485	$1,095,048	$577,437

     In 2005, there was a charge of $1.7 million for employee severance and related costs associated with the Company’s relocation of its back office operations and corporate offices to Denver. Employee severance was $1.4 million and employee moving and other expenses amounted to $0.3 million.

18. INCOME TAXES
     The income tax benefit differs from the amount computed by applying the Canadian statutory tax rates to loss from continuing operations before income taxes for the following reasons:

	January 1, 2006	December 26, 2004 to	December 28, 2003
	to December 31,	December 31,	to December 25,
	2006	2005	2004
Tax expense/(benefit) on loss from continuing operations at Canadian statutory rate (2006 — 32.50%: 2005 — 33.75%:
2004 — 33.75%)	$(3,348,630)	$(2,484,253)	$(1,455,359)
Increase in taxes resulting from non-deductible items	518,086	523,246	1,422,102
Foreign rate differences	(1,080,076)	(688,308)	527,335
Non-taxable portion of gain from sale of investment	(216,877)	(1,100,588)	—
Deferred tax asset valuation allowance	2,624,226	1,748,176	(1,337,205)
Other	—	—	222,127

Total income tax recovery	$(1,503,271)	$(2,001,727)	$(621,000)

Allocation of income tax recovery
Current income tax expense (recovery)	$57,760	$(509,786)	$1,477,000
Deferred income tax recovery	(1,561,031)	(1,491,941)	(2,098,000)

Income tax recovery	$(1,503,271)	$(2,001,727)	$(621,000)

     The Company recorded a net $1.5 million income tax recovery for the year ended December 31, 2006, which includes a current tax expense of $0.1 million for state tax liabilities and a deferred tax recovery of $1.6 million to record the amortization of the deferred tax liability associated with certain intangible assets (customer contracts) recognized as part of the acquisition of Mountain and the establishment of a deferred tax asset associated with a portion of the loss carryforwards in that entity.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the Company’s deferred tax assets and liabilities are as follows:

	December 31, 2006	December 31, 2005
Deferred tax assets
Loss carryforwards	$19,616,110	$13,943,312
Goodwill and customer contracts	6,703,610	6,880,469
Deductible temporary differences	6,737,751	6,830,064
Tax cost of venture investments in excess of carrying value	94,517	409,173
Undeducted share issuance costs	754,832	983,205
Derivative financial instruments	2,226,939	—

Total deferred tax assets	36,133,759	29,046,223
Valuation allowance	(25,115,431)	(22,093,355)

Deferred tax assets	$11,018,328	$6,952,868

Deferred tax liabilities
Convertible debenture	$1,640,397	$—
Intangibles	6,819,573	7,106,793
Capital assets	2,558,358	1,407,106

Deferred tax liabilities	$11,018,328	$8,513,899
Net deferred tax liabilities	$—	$1,561,031

     The Company provides a valuation allowance for the amount of deferred tax assets where it is more likely than not that the asset will not be realized.
     The deferred tax assets and liabilities associated with Mountain have been presented on a net basis on the consolidated balance sheets as follows, since the temporary differences will reverse in the same jurisdiction:

	December 31, 2006	December 31, 2005
Deferred tax assets related to loss carryforwards and other temporary differences	$7,727,121	$6,084,521
Deferred tax liabilities related to intangible assets	(6,819,573)	(7,106,793)
Deferred tax liabilities related to capital assets	(907,548)	(538,759)

Net deferred tax liabilities	$—	$(1,561,031)

     The Company and its Canadian subsidiaries have non-capital loss carryforwards for income tax purposes totaling $18,112,279, $2,491,768 of which expires in 2007, $5,690,637 in 2008, $2,400,082 in 2009, $2,847,483 in 2010, $1,977,491 in 2014 and $2,704,817 in 2015.
     Subsidiaries of the Company have losses for U.S. tax purposes of approximately $33,849,000 which will begin to expire in 2021.
19. LOSS PER SHARE
     The following table sets forth the computation of basic and diluted loss per share for the fiscal years ended December 31, 2006, December 31, 2005 and December 25, 2004 respectively.

	January 1, 2006 to	December 26, 2004 to	December 28, 2003 to
	December 31, 2006	December 31, 2005	December 25, 2004
Numerator:
Loss from continuing operations	$(8,800,207)	$(5,359,023)	$(3,691,176)
Loss from discontinued operations	(5,788,631)	(3,157,632)	(3,759,662)

Net loss for the period	$(14,588,838)	(8,516,655)	(7,450,838)

Denominator:
Denominator for basic loss per share — weighted average number of shares	24,401,683	23,948,106	21,660,799
Effect of dilutive stock options.	—	—	—
Denominator for diluted loss per share — adjusted weighted average shares and assumed conversions	24,401,683	23,948,106	21,660,799
Loss per share data:
Basic and diluted — from continuing operations	$(0.36)	$(0.22)	$(0.17)
Basic and diluted — from discontinued operations (Note 21)	(0.24)	(0.14)	(0.17)

Basic and diluted, net	$(0.60)	$(0.36)	$(0.34)

     Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted net loss per share is derived by using the weighted average number of common shares outstanding during the period plus the effect of dilutive stock options. For the fiscal years ended 2006, 2005 and 2004, respectively, the diluted net loss per share is equivalent to basic net loss per share as the outstanding options, convertible debt and warrants are anti-dilutive.
     As of December 31, 2006, the Company had issued convertible debentures and warrants (see Notes 11 and 12). The conversion and exercise of the convertible debentures and warrants would be anti-dilutive. The potential dilution of the convertible debentures and warrants could result in an additional 8.1 million common shares of the Company outstanding. Subsequent to year end, $2,024,785 of the outstanding principal on the convertible debentures was converted into 850,000 common shares. As a result of the redemption of the convertible debentures, the remaining options to convert into 3.65 million common shares expired. (Note 25)
20. GAIN ON SALE OF ASSETS AND ASSET WRITE-DOWN
     Gain on sale of assets and asset write-down consists of the following:

	January 1, 2006 to	December 26, 2004 to	December 28, 2003 to
	December 31, 2006	December 31, 2005	December 25, 2004
Gain from investments	$1,320,193	$6,522,324	$2,982,559
Write-down of investments and assets	(297,960)	—	(1,050,911)
Refinancing of vehicles under capital lease	(296,147)	—	—
Gain on sale of asset	—	374,967	—

	$726,086	$6,897,291	$1,931,648

     During the first quarter of 2006, the Company sold its remaining interest in Control F-1 Corporation. This resulted in net proceeds of $1,327,693. As of December 25, 2004, as a result of changing conditions in the technology sector, management reviewed the carrying value of its investments and determined that a write-down in the carrying value of its investment in Control F-1 was appropriate and recorded an investment write-down of $1,050,911 resulting in the carrying value of the investment being nil. However, during the first quarter of 2006, an agreement was reached between the Company and Computer Associates International, Inc. and Computer Associates Canada Company for the Company’s holding in Control F-1 Corporation. The Company recognized a pre-tax gain of $1,320,193 on the sale of the investment in the first quarter of 2006.
     For the fiscal year ended December 31, 2006, the Company had a loss of $297,960 on the write-down of leased vehicles and a net loss on refinancing of vehicle capital leases of $296,147. The refinancing of vehicles under capital leases involved the sale of 750 vehicles under the Company’s capital lease obligations to a new third-party leasing company. The loss of $296,147 is primarily attributable to the fair value of the asset being less than the undepreciated cost of the vehicles at the time of the transaction. The refinancing transaction resulted in net proceeds of $2,127,542.
     In 2005, the Company sold its remaining interest in Guest-Tek for net cash proceeds of $9.0 million, of which the Company recognized a pre-tax gain on the sale of approximately $6.5 million. During the third quarter of 2005, the Company sold a building in California. In connection with the sale, the Company recognized a gain of $0.3 million.
     In 2004, the Company sold 500,000 shares of its interest in Guest-Tek pursuant to a secondary offering of common shares of Guest-Tek for net cash proceeds to the Company of $3.5 million and recognized a gain on the sale of approximately $3.0 million. At December 31, 2004, the Company’s investment in Guest-Tek had an unrealized gain on investments of approximately $6.5 million.

     Due to the sale of the investment in 2005, the unrealized gain in 2004 was recognized as a realized gain in 2005. There was minimal change in market value from 2004 to 2005.
21. DISCONTINUED OPERATIONS
     The Company discontinued its operations at certain non-profitable branches in 2006, 2005 and 2004, including its New York City unionized location in May 2004. The revenues and expenses for these locations have been reclassified as discontinued operations for all periods presented in the consolidated financial statements. The Company was able to determine the financial results of the discontinued branches as financial information is available for each branch. The operations and cash flows of the branches have been eliminated from the ongoing operations of the entity as a result of the disposal transaction and the Company will not have any significant continuing involvement in the operations of the branches after the disposal transaction.
     The Company’s current assets for discontinued operations consisted of accounts receivable of nil and $214,410 for the periods ended December 31, 2006 and December 31, 2005, respectively. Accounts payable and accrued liabilities for discontinued operations was approximately $1.0 million and nil for the periods ended December 31, 2006 and December 31, 2005 respectively.
Consolidated statements of operations and deficit for discontinued operations is as follows:

	January 1, 2006 to	December 26, 2004 to	December 28, 2003 to
	December 31, 2006	December 31, 2005	December 25, 2004
Revenue from discontinued operations	$1,237,839	$3,036,671	$9,765,841

Impairment of goodwill and customer contracts	$490,404	$305,575	$1,245,072

Loss from discontinued operations, net of income taxes of nil	$(5,788,631)	$(3,157,632)	$(3,759,662)

Diluted loss per share from discontinued operations	$(0.24)	$(0.13)	$(0.17)

(a) Discontinued cable, security and high definition branches
     Throughout all the reportable periods, the Company closed certain branch locations throughout the United States. As a result of these closings, the Company recognized a loss from discontinued operations excluding any impairment charge of $5,298,227, $2,852,057 and $2,430,404 for the years ended December 31, 2006, December 31, 2005 and December 25, 2004, respectively. The impairment charges reducing goodwill and customer contracts were $490,404, $305,575 and $1,245,072 for the years ended December 31, 2006, December 31, 2005 and December 25, 2004, respectively. Revenues applicable to the closed branches were $1,237,839, $3,036,671 and $9,765,841 for the years ended December 31, 2006, December 31, 2005 and December 25, 2004, respectively.
(b) Sale of construction operations
     As of December 27, 2003, the Company had made the decision to dispose of the construction operations of its wholly-owned subsidiary, Wirecomm Systems, Inc. For the year ended December 25, 2004, the Company incurred a loss of $84,186 from discontinued construction operations.
22. CONTINGENCIES
     During the fourth quarter of 2005, the Company was notified by regulatory authorities of the initiation of an investigation of certain wage practices in Washington. The balance of this provision as at December 31, 2006 is $1.7 million. The provision is reflected on the consolidated statements of operations and deficit in general and administrative expenses, and on the consolidated balance sheets in accrued liabilities (Note 10). By their nature, these estimates are subject to measurement uncertainty and relate to events whose outcome will not be fully resolved until future periods. As a result revisions to these estimates could have a material impact on financial results of future periods.

     In 2006, the Company was named as a defendant in a purported class action case in California for which the Company has not established reserves. The Company intends to vigorously contest each of these claims. In addition, the Company is subject to a number of individual employment-related lawsuits. No reserve has been recorded for these cases as the Company is unable to reasonably estimate the amount of probable and reasonably estimable loss. These lawsuits are not expected to have a material impact on the Company’s results of operations, financial position or liquidity.
23. SEGMENT INFORMATION
     The Company provides installation, integration and fulfillment services to the home entertainment, communications, security and home integration service industries. As such the revenue derived from this business is part of an integrated service offering provided to the Company’s customers and thus is reported as one operating segment.
     The Company’s operations are located in the United States and Canada. Revenue is attributed to geographical segments based on the location of the customers.
     The following table sets out property, plant and equipment, goodwill and customer contracts from continuing operations by country as of December 31, 2006 and December 31, 2005 and revenue from continuing operations for the fiscal years ended December 31, 2006, December 31, 2005 and December 25, 2004.
Geographic information

	December 31, 2006	December 31, 2005
Property, plant and equipment, goodwill and customer contracts
Canada	$1,468,498	$510,732
United States	69,521,871	81,460,071

Total	$70,990,369	$81,970,803

	January 1, 2006 to	December 26, 2004 to	December 28, 2003 to
	December 31, 2006	December 31, 2005	December 25, 2004
Revenue
Canada	$9,161,281	$6,737,941	$4,804,219
United States	326,285,460	272,988,710	205,871,063

Total	$335,446,741	$279,726,651	$210,675,282

     For the fiscal years ended December 31, 2006, December 31, 2005 and December 25, 2004, one customer accounted for approximately 83%, 86% and 86% of consolidated revenues, respectively. This customer accounted for 76%, 89% and 84% of consolidated accounts receivable at December 31, 2006, December 31, 2005, and December 25, 2004, respectively.
     The Company is economically dependent on this customer and the loss of this customer would have a material adverse effect on the Company’s results of operations and financial condition.

24. LONG-TERM SHARE COMPENSATION PLAN
     During 2004, the Company established the Long-Term Share Compensation Plan (the “LTIP”) for the benefit of executive officers and key employees. Outside directors of the Company and consultants to the Company are not entitled to participate in the LTIP. The LTIP was designed to (i) strengthen the ability of the Company to attract and retain qualified officers and employees which the Company and its affiliates require; (ii) encourage the acquisition of a proprietary interest in the Company by such officers and employees, thereby aligning their interests with the interests of the Company’s shareholders; and (iii) focus management of the Company and its affiliates on operating and financial performance and total long-term shareholder return by providing an increased incentive to contribute to the Company’s growth and profitability. Pursuant to the LTIP, the Board of Directors may grant options to purchase common shares, share appreciation rights or performance share units. The maximum number of common shares reserved for issuance pursuant to the LTIP shall not exceed 13% of the issued and outstanding common shares from time to time. The LTIP is a separate plan from the employee stock options (Note 14c), and is subject to Board and shareholder approval. During the fourth quarter of 2006, the Company’s Board of Directors granted 299,999 share appreciation rights to eight of the Company’s officers and senior management, subject to shareholder approval. The share appreciation rights have an exercise price of $1.50 and expire December 6, 2011.
     As the LTIP has not yet been approved by the shareholders, no compensation expense has been recorded in 2006. When approval is received, the fair value of the share appreciation rights will be measured at that date and compensation expense will be recorded in that period. See note 25.
25. SUBSEQUENT EVENTS
(a) Reduction of Letter of Credit
     On February 8, 2007, as a result of the liquidation and reduction in its insurance obligations, the Company has negotiated a reduction in its required letter of credit (“LOC”). The LOC requirement, which is collateralized with the Company’s restricted cash (Note 4), has been reduced by $3.2 million. This reduction in the Company’s restricted cash balance has been partially offset by a $1.1 million increase in restricted cash as collateral for a $1.6 million bond for the Boise airport project currently in progress by the Company’s Network Services operation.
(b) Transaction with Ad.Venture Partners, Inc.
     On March 13, 2007, the Company announced that it had entered into an arrangement agreement with Ad.Venture Partners, Inc. (“AVP”) (OTCBB: AVPA.OB), a special purpose acquisition company, that would result in the merger of the Company with an indirect wholly-owned Canadian subsidiary of AVP. On August 24, 2007, the transaction was consummated. AVP, a U.S. corporation, will be re-named “180 Connect”.
     The arrangement will be accounted for under the reverse acquisition application of the equity recapitalization method of accounting. Under this method of accounting, Ad.Venture will be treated as the “acquired” company for financial reporting purposes. In accordance with guidance applicable to these circumstances, the arrangement will be considered to be a capital transaction in substance. The accumulated deficit of 180 Connect will be carried forward after the completion of the arrangement. The historical financial statements of the registrant will be the historical financial statements of 180 Connect.
     After giving effect to the arrangement, based on the number of Ad.Venture shares of common stock and 180 Connect common shares outstanding as of the August 24, 2007, 16,422,442 shares of Ad.Venture common stock and/or exchangeable shares, representing 63.2% of the combined company’s voting interest was issued to 180 Connect shareholders in connection with the arrangement. The Corporation was in compliance with the covenants of its credit facilities and obtained the appropriate waivers from its lender pursuant to the credit facilities in connection with entering into the Arrangement Agreement subject to the convertible debenture holders retaining their rights that consummation of the Arrangement may be an event of default as more fully described below.
     In accordance with their agreements with the Corporation, three of the Corporation’s directors will receive bonuses upon closing of the AVP arrangement. Mr. McCarthy will be paid a bonus of $1.6 million, Mr. Simunovic will be paid a bonus of $150,000 and Mr. Giacalone will be paid a bonus of $225,000. In compliance with the Corporation’s policy on conflicts of interest, each of these directors declared their interest and abstained from voting in connection with the approval by the Board of Directors of the Arrangement Agreement and the transactions contemplated thereunder.

     The LTIP was approved by shareholders in conjunction with the consummation of the transaction with Ad.Venture.
(c) Exercise of Laurus Warrants
On April 2, 2007, Laurus exercised its right under the warrant to purchase 2,000,000 common shares. Laurus has agreed not to sell any common shares issued upon exercise of the warrant until July 31, 2007. Thereafter, Laurus may, at its election, sell up to 250,000 common shares per calendar quarter (on a cumulative basis) over each of the following eight quarters, subject to applicable securities laws restrictions and limitations. The Company received proceeds of $17,000 from this exercise.
(d) Subsequent to year end, on May 2, 2007 the Company completed a transaction with a third party leasing company, refinancing approximately 1,020 vehicles under a capital lease resulting in net proceeds of approximately $3.5 million and an additional capital lease liability of approximately $3.8 million including transaction fees.
(e) Subsequent to year end, on May 22, 2007 and June 6, 2007, one of the institutional investors of the convertible debentures and warrants has exercised its option to convert in total $2,024,785 of principal under the 9.33% convertible debenture into 850,000 common shares.
(f) On July 2, 2007 the Company entered into an amendment agreement with Laurus securing additional interim financing to fund working capital up until the closing of the arrangement with AVP on August 24, 2007.
Pursuant to the terms of the agreement, Laurus agreed to provide an additional $8.0 million to the Company as an increase to the current $37.0 million revolving loan, for a total revolving loan of $45.0 million. As part of this arrangement, Laurus also agreed to extend the maturity of the existing $9.0 million over advance letter on a revolving loan from July 31, 2007. After July 31, 2007, the over advance became part of the revolving facility. AVP management agreed to provide a limited recourse guaranty for the additional financing Laurus is providing to 180 Connect by placing $7.0 million in a brokerage account pledged to Laurus which may be used solely to purchase AVP shares.
In connection with the amendment agreement, Laurus also agreed to loan $10.0 million to a special purpose corporation for the purpose of purchasing shares of AVP common stock. The Special Purpose Corporation is a third party arms-length corporation to both the Company and AVP. Neither the Special Purpose Corporation nor Laurus agreed to make any specific amount of purchases or to vote any shares purchased in any specific manner in connection with the arrangement. 180 Connect and AVP anticipate that any AVP shares purchased by the special purpose company would be purchased in privately negotiated transactions.
In connection with the completion of the amendment agreement, Laurus received warrants to purchase one million 180 Connect common shares with a 5-year term, exercisable at $2.61 per share, the market price at the time of issue, and subject to a 1 year lock-up. Laurus will receive a 2.5% management fee on the $8.0 million increase to the revolver or $200,000 and a $1.4 million commitment fee which will be paid on August 24, 2007.
In addition, 180 Connect and AVP agreed to an adjustment to the previously announced exchange ratio per AVP share of 0.627 to 0.6000 and to the elimination of a mechanism to adjust the exchange ratio based on relative transaction expenses of the parties.
Upon the closing of the arrangement with AVP, 180 Connect repaid Laurus $5.0 million principal on the term note on August 24, 2007. At August 24, 2007, 180 Connect had no outstanding borrowings under either the additional $8.0 million revolving loan or the existing $9.0 million overadvance facility.
As consideration for the guaranty and pledge, pursuant to the terms of a Letter Agreement between 180 Connect and the AVP Shareholders dated July 2, 2007 (the “180 Connect/AVP Shareholders”), 180 Connect agreed to reimburse the AVP Shareholders up to $150,000 for their fees and expenses in connection with the guaranty and pledge.
(g) The consummation of the Arrangement Agreement constitutes an event of default as it is a fundamental transaction under 180 Connect’s convertible debt agreement. On August 29, 2007, the lenders exercised their right to redeem the convertible debentures in full in the amount of approximately $10.4 million plus accrued interest of $0.1 million in accordance with the terms of the convertible debenture agreement.